Filed Pursuant to Rule 424(b)(2)
Registration No. 333-260658

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2021

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 1, 2021)

3,300,000 Shares

Common Stock

We are offering 3,300,000 shares of our common stock.

Our shares trade on the New York Stock Exchange, or NYSE, under the symbol “ABG.” On October 29, 2021, the last sale price of the shares as reported on the New York Stock Exchange was $195.71 per share.

Investing in the common stock involves risks that are described in the ‘‘Risk Factors’’ section beginning on page S-25 of this prospectus supplement, on page 2 of the accompanying prospectus and our filings with the Securities and Exchange Commission, or the SEC, that are incorporated by referenced herein and therein.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We refer you to “Underwriting” beginning on page S-61 of this prospectus supplement for additional information regarding underwriting compensation.

The underwriters may also exercise their option to purchase up to an additional 495,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement; provided that if such date is not a business day, then such option shall expire on the succeeding business day.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about November     , 2021.

Joint Bookrunning Managers

J.P. Morgan	BofA Securities	Wells Fargo Securities

Co-Managers

BTIG	Comerica Securities	Santander

The date of this prospectus supplement is                     , 2021.

PROSPECTUS SUPPLEMENT

PROSPECTUS

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement and the information incorporated by reference herein, which, among other things, describes the specific terms of this offering and adds to and updates the information contained in the accompanying prospectus. The second part is the accompanying prospectus and the information incorporated by reference therein, which, among other things, provides more general information about the Company and its business. If any information varies between this prospectus supplement and the information incorporated by reference herein and the accompanying prospectus and the information incorporated by reference therein, you should rely on the information in this prospectus supplement and the information incorporated by reference herein.

Additional information about us is incorporated in this prospectus supplement and the accompanying prospectus by reference to certain of our filings with the SEC. You are urged to read carefully this prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors and other cautionary statements described under the heading “Risk Factors” elsewhere in this prospectus supplement and in “Part I—Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2020 and “Part II—Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, before deciding whether to invest in our common stock.. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We take no responsibility for and can provide no assurances as to the reliability of, any information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

References in this prospectus supplement to the terms “we,” “us,” “our,” “ABG,” “Asbury,” the “Company” or other similar terms mean Asbury Automotive Group, Inc. and our consolidated subsidiaries as of September 30, 2021, unless we state otherwise or the context indicates otherwise.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

S-i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the discussions and information included in this prospectus supplement may constitute “forward-looking statements” within the meaning of the United States federal securities laws. Forward-looking statements are statements that are not historical in nature and may include statements relating to our goals, plans and projections regarding industry and general economic trends, our expected financial position, the expected terms or timeline of the currently contemplated LHM Acquisition (as defined below), the anticipated cost savings, run-rate synergies, revenue enhancement strategies, operational improvements and other benefits from the LHM Acquisition, results of operations or market position and our business strategy. Such statements can generally be identified by words such as “may,” “target,” “could,” “would,” “will,” “should,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee” and other similar words or phrases. Forward-looking statements may also relate to our expectations and assumptions with respect to, among other things:

•	the expected financial and operational performance of the LHM Business (as defined below) (as well as any other recent, pending or future acquisitions, including those described herein);

•

our estimated future capital expenditures, including with respect to the operations of the LHM Business following the consummation of the LHM Acquisition (as well as any other recent, pending or future acquisitions, including those described herein);

•

sales fluctuations to and changes in our relationships with key customers, including the customers of the LHM Business following the consummation of the LHM Acquisition (as well as any other recent, pending or future acquisitions, including those described herein);

•	the seasonally adjusted annual rate of new vehicle sales in the United States;

•	general economic conditions and its expected impact on our revenue and expenses;

•	our expected parts and service revenue due to, among other things, improvements in vehicle technology;

•	our ability to limit our exposure to regional economic downturns due to our geographic diversity and brand mix;

•	manufacturers’ continued use of incentive programs to drive demand for their product offerings;

•	our capital allocation strategy, including as it relates to acquisitions and divestitures, stock repurchases, dividends and capital expenditures;

•	our revenue growth strategy;

•	the growth of the brands that comprise our portfolio over the long-term;

•

disruptions in the production and supply of vehicles and parts from our vehicle and parts manufacturers and other suppliers due to any ongoing impact of the global semiconductor shortage, which can disrupt our operations;

•

disruptions in our operations, the operations of our vehicle and parts manufacturers and other suppliers, vendors and business partners, and the global economy in general due to the global novel coronavirus (“COVID-19”) pandemic, including due to any new strains of the virus and the efficacy and rate of vaccinations; and

•	our estimated future capital expenditures, which can be impacted by increasing prices and labor shortages.

S-ii

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to:

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the LHM Acquisition (as well as any other pending or future acquisitions, including those described herein), including the risk that the necessary manufacturer and regulatory approvals, respectively, may not be obtained;

•

the ability to consummate the LHM Acquisition, in whole or in part, on the terms or timeline currently contemplated or at all, successfully integrate the operations of the LHM Business into our existing operations and the diversion of management’s attention from ongoing business and regular business responsibilities to effect such integration;

•

the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, the LHM Acquisition (as well as any other recent, pending or future acquisitions, including those described herein);

•

disruption from the LHM Acquisition (as well as any other recent, pending or future acquisitions, including those described herein), making it more difficult to maintain relationships with applicable customers or suppliers, including those of the LHM Business;

•

the degree to which disruptions in our operations, the operations of our vehicle and parts manufacturers and other suppliers, vendors and business partners, and the global economy in general due to any ongoing effects of the COVID-19 pandemic may adversely impact our business, results of operations, financial condition and cash flows;

•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to our acquisitions or divestitures;

•

changes in general economic and business conditions, including changes in employment levels, consumer confidence levels, consumer demand and preferences, the availability and cost of credit, fuel prices, levels of discretionary personal income and interest rates;

•

our ability to generate sufficient cash flows, maintain our liquidity and obtain any necessary additional funds for working capital, capital expenditures, acquisitions, stock repurchases, debt maturity payments and other corporate purposes, if necessary or desirable;

•

significant disruptions in the production and delivery of vehicles and parts for any reason, including the COVID-19 pandemic, supply shortages (including semiconductor chips), natural disasters, severe weather, civil unrest, product recalls, work stoppages or other occurrences that are outside of our control;

•

our ability to execute our automotive retailing and service business strategy while operating under restrictions and best practices imposed or encouraged by governmental and other regulatory authorities;

•	our ability to successfully attract and retain skilled employees;

•	our ability to successfully operate the TCA Insurance Business (as defined below), including our ability to obtain and maintain all necessary regulatory approvals;

•	adverse conditions affecting the vehicle manufacturers whose brands we sell, and their ability to design, manufacture, deliver and market their vehicles successfully;

S-iii

•	changes in the mix, and total number, of vehicles we are able to sell;

•	our outstanding indebtedness and our continued ability to comply with applicable covenants in our various financing and lease agreements, or to obtain waivers of these covenants as necessary;

•	high levels of competition in our industry, which may create pricing and margin pressures on our products and services;

•

our relationships with manufacturers of the vehicles we sell and our ability to renew, and enter into new framework and dealer agreements with vehicle manufacturers whose brands we sell, on terms acceptable to us;

•	the availability of manufacturer incentive programs and our ability to earn these incentives;

•	failure of our, or those of our third-party service providers, management information systems;

•	any data security breaches occurring, including with regard to personally identifiable information (“PII”);

•

changes in laws and regulations governing the operation of automobile franchises, including trade restrictions, consumer protections, accounting standards, taxation requirements and environmental laws;

•	changes in, or the imposition of, new tariffs or trade restrictions on imported vehicles or parts;

•	adverse results from litigation or other similar proceedings involving us;

•	our ability to consummate planned mergers, acquisitions and dispositions;

•	any disruptions in the financial markets, which may impact our ability to access capital;

•	our relationships with, and the financial stability of, our lenders and lessors;

•	our ability to execute our initiatives and other strategies;

•	our ability to leverage gains from our dealership portfolio; and

•

in addition to the LHM Acquisition and other recent and pending acquisitions described herein, and the recent acquisition of the Park Place dealership, our ability to successfully integrate businesses we may acquire or that any business we acquire may not perform as we expected at the time we acquired it.

Many of these factors are beyond our ability to control or predict, and their ultimate impact could be material. Forward-looking statements also include, but are not limited to, those described in “Risk Factors” in this prospectus supplement. Forward-looking statements contained herein are made only as of the date they are made, and we assume no obligation to update any forward-looking statements.

S-iv

SPECIAL NOTE REGARDING NON-GAAP FINANCIAL MEASURES

The body of generally accepted accounting principles in the United States is commonly referred to as “GAAP.” A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that could not be so adjusted in the most comparable GAAP measure. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin and Pro Forma Adjusted EBITDAR, each as presented in this prospectus supplement, are supplemental measures of performance that are not required by, or presented in accordance with, GAAP. They are not measures of financial performance or position under GAAP and should not be considered an alternative to net income, cash flow or any other performance or financial position measures derived in accordance with GAAP.

EBITDA for the Company consists of net income plus income tax expense, depreciation and amortization and swap and non-floor plan interest expense. Adjusted EBITDA for the Company and the LHM Business consists of EBITDA as adjusted for any (gain) loss on non-recurring or non-core items from time to time such as franchise rights impairment, real estate related charges, legal settlements, fixed assets write-offs, dealership and real estate divestitures, professional fees associated with acquisitions, stock-based compensation expenses and Park Place related costs and loss on extinguishment of debt, among others. Pro Forma Adjusted EBITDA for the Combined Company is defined as our Adjusted EBITDA combined with the LHM Business’s Adjusted EBITDA, presented on a pro forma basis to give effect to the Transactions, as further adjusted to reflect certain run-rate synergies and operational improvements expected to result from the LHM Acquisition, the forecasted full year EBITDA of eleven dealership acquisitions that have closed, are expected to close or are under contract to close, and the elimination of EBITDA for two recently closed dealership dispositions and for six anticipated dealership dispositions. Pro Forma Adjusted EBITDAR for the Combined Company is defined as Pro Forma Adjusted EBITDA for the Combined Company plus third party rent expense.

The presentation of these financial measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. A quantitative reconciliation of the Company’s and the LHM Business’s non-GAAP financial measures to their respective most directly comparable GAAP measures is provided in “Summary—Summary Historical Consolidated Financial Data of Asbury” and “Summary—Summary Historical Combined Financial Data of the LHM Business,” respectively.

Management of the Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management of the Company believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance and liquidity of the Company and the LHM Business by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and the LHM Business when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to competitors’ operating results.

S-v

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data included in this prospectus supplement from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties, including Auto Care Factbook 2021 (“Factbook 2021”), Automotive News, Edmunds.com Inc. 2021 Used Vehicle Outlook (“Edmunds.com 2021 Used Vehicle Outlook”), IHS Markit Ltd. (“IHS Markit”), MotorIntelligence, National Automotive Dealership Association Data 2021 (“NADA DATA 2021”) and Urban Science Applications, Inc. (“Urban Science”). Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is reliable, we have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source. Accordingly, investors should not place undue weight on the industry and market share data presented in this this prospectus supplement.

TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business, including Asbury and the Asbury logo. In addition, we have trademark and service mark rights to our names, logos and website names and addresses. Other trademarks, service marks and trade names appearing in this prospectus supplement, to our knowledge, are the property of their respective owners. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus supplement are listed without the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

S-vi

SUMMARY

This summary highlights significant aspects of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus before making an investment decision. This summary contains forward-looking statements that involve risks or uncertainties. Our actual results may differ significantly from the results discussed in such forward-looking statements due to certain factors, including those set forth in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” All references to the “LHM Acquisition” refer to the acquisitions of all of the equity interests, and the real property related to (the “LHM Real Estate Business”), the businesses of the Larry H. Miller Dealerships (the “LHM Dealership Business”) and Total Care Auto, Powered by Landcar (“TCA Insurance Business” and together with the LHM Real Estate Business and the LHM Dealership Business the “LHM Business”) pursuant to that certain Equity Purchase Agreement, dated September 28, 2021 (the “Equity Purchase Agreement”), among the Company, the LHM Business, and the other parties thereto (collectively, the “Sellers”) and to related agreements and transactions, including without limitation, the Real Estate Purchase Agreement and the Insurance Purchase Agreement. Additionally, except as otherwise indicated or as the context otherwise requires, all references in this offering to (i) “Asbury,” the “Company,” “we,” “us” or “our” refer to Asbury Automotive Group, Inc. and its subsidiaries as of September 30, 2021, prior to the LHM Acquisition and (ii) the “Combined Company” refer to Asbury Automotive Group, Inc. and its subsidiaries, after giving effect to the LHM Acquisition.

Overview

Asbury Automotive Group, Inc. is a Fortune 500 company and the 6th largest franchised automotive retailer in the United States. Our mission and vision is to put guest experience as our “North Star” and be the most guest-centric automotive retailer in the industry. We follow three key principles to guide us: (1) foster a fun and supportive culture where team members thrive personally, while building meaningful bonds with one another; (2) be great ambassadors and exceptional stewards of capital for our partners who fuel our mission; and (3) be caring professionals who strive to delight our guests and foster love for the brand. Our strong organizational culture and purposeful mission allows us to continuously deliver best-in-class experiences to our guests. As of September 30, 2021, we owned and operated 112 new vehicle franchises (91 dealership locations) representing 31 brands of automobiles and 25 collision repair centers and one auto auction in 15 metropolitan markets within nine states.

We offer an extensive range of automotive products and services fulfilling the entire vehicle ownership lifecycle including new and used vehicles, parts and service, which includes vehicle repair and maintenance services, replacement parts and collision repair services (collectively referred to as “parts and services” or “P&S”), and finance and insurance (“F&I”) products, including arranging vehicle financing through third parties and aftermarket products, such as extended service contracts, guaranteed asset protection (“GAP”) debt cancellation and prepaid maintenance. We strive for a diversified mix of products, services, brands and geographic locations which allows us to reduce our reliance on any one manufacturer, minimize the impact from changes in customer preference and maintain profitability across fluctuations in new vehicle sales. Our diverse revenue base, along with our commitment to operational excellence across our dealership portfolio, provides a resilient business model and strong profit margins.

Our omni-channel platform is designed to engage with customers where and when they want to interact and to increase our market share through digital innovation. We are focused on providing a high level of customer service and have designed our dealerships’ services to meet the increasingly sophisticated needs of customers throughout the vehicle ownership lifecycle. Our digital capabilities further enhance our physical dealership network and drive additional revenue. Our ability to provide a low friction experience across our omni-channel platform drives customer satisfaction and repeat business across our dealership portfolio.

In December 2020, we introduced Clicklane, the automotive retail industry’s first, end-to-end, 100% online vehicle retail tool. This differentiated platform offers our customers an easy, seamless and transparent approach to completing the purchase or sale of vehicles completely online inclusive of all documentation, loan origination and everything in between. We believe the Clicklane tool will further enhance our physical dealership network and creates a sustainable competitive advantage as the vehicle buying process evolves in a digital environment.

For the twelve months ended September 30, 2021 (the “LTM Period”), we generated revenue of $9.4 billion and Adjusted EBITDA of $736.0 million, respectively.

The Larry H. Miller Dealerships and Total Care Auto, Powered by Landcar Acquisition

Larry H. Miller Dealerships, headquartered in Sandy, Utah, began with a purchase of a single Utah dealership in 1979 and has grown to be the 8th largest franchised automotive retailer in the United States with an attractive portfolio of high-volume, award-winning dealerships and high-quality real estate. The LHM Dealership Business sells new and used vehicles, vehicle maintenance and repair services, vehicle parts, extended service contracts, vehicle protection products and aftermarket products. The LHM Business employs approximately 5,500 team members and operates across seven western U.S. states including Arizona, California, Colorado, Idaho, New Mexico, Utah, and Washington. The assets acquired from the LHM Business consist of:

•	Fifty-four new vehicle dealerships (24 import, 26 domestic and 4 luxury):

•	18 Chrysler Jeep Dodge Ram;

•	10 Toyota;

•	5 Ford;

•	3 General Motors;

•	3 Hyundai;

•	3 Honda;

•	3 Lexus;

•	4 Nissan;

•	3 Volkswagen;

•	1 Subaru; and

•	1 Mercedes;

•	Seven used vehicle dealerships; and

•	Eleven collision centers

As a result of negotiations with original equipment manufacturers (“OEMs”) in connection with the LHM Acquisition, we expect that we will be required to dispose of six dealership franchises, with aggregate revenue for the LTM Period of $645.0 million and total assets as of September 30, 2021 of $94.4 million, by the end of the first quarter of 2022.

The TCA Insurance Business offers extended vehicle service contracts, prepaid maintenance contracts, vehicle theft assistance contracts, key replacement contracts, guaranteed asset protection contracts, paintless dent repair contracts, appearance protection contracts, tire and wheel, DrivePur, and lease wear and tear contracts. In addition, the TCA Insurance Business provides the required contractual liability insurance if needed. The majority of these service contracts are sold through affiliated automobile dealerships.

Combination Rationale

We believe that the LHM Acquisition creates a substantially larger and more diversified enterprise with enhanced profitability, growth opportunities and a large base of stable, recurring revenue from the high margin parts and service business. The LHM Acquisition expands our geographic footprint into what we believe are highly strategic markets with favorable growth prospects and attractive demographic profiles. Four of the seven states, Utah, Idaho, Arizona and Colorado, in which the LHM Dealership Business operates 42 out of their 54 dealerships, experienced greater population growth from 2010 to 2020 than the U.S. national average according to the U.S. Census Bureau.

For the last twelve months ended September 30, 2021, we expect the LHM Acquisition to add $473.4 million of Adjusted EBITDA, when including $65.0 million of cost savings anticipated immediately upon closing of the LHM Acquisition. We also expect to realize an additional $75.0 million of annualized run-rate operating synergies over the medium term following the closing of the LHM Acquisition, primarily from the integration of the TCA Insurance Business’s services across our dealership portfolio.

We believe that the dealership brand mix of the LHM Dealership Business, which is primarily import and domestic, is highly aligned to customer brand preferences within the markets that the LHM Dealership Business serves. The LHM Acquisition enhances the reach of our omni-channel platform, further diversifies our brand mix and adds a highly profitable F&I business to our portfolio, which has not previously been a material part of our business operations. We believe our pro forma dealership portfolio is aligned to the customer brand preferences across the markets in which we operate.

Pro Forma Asbury, LHM and Other Acquisitions Geographic Presence(1)

(1)	Excludes used dealerships and collision centers; does not account for anticipated dispositions.

(2)	Includes acquisitions of Stevinson, AH and KC.

Asbury’s Diverse Pro Forma Brand Mix Aligns to Customer Preferences across All of its Markets

(Based on LTM September 30, 2021 New Vehicle Revenue)(1)

Note:	Pro forma for LHM, Stevinson, KC, AH, Greeley acquisitions and planned divestitures.

1.	Stevinson, KC, AH, Greeley acquisitions based on FY 2020.

2.	Other import includes Fiat, Isuzu, Mini, Sprinter, Subaru and Volkswagen.

3.	Other luxury includes Bentley, Genesis, Infiniti, Jaguar, Lincoln and Volvo.

The LHM Acquisition will provide us with a coast-to-coast, national footprint and allows us to substantially expand our omni-channel platform of dealerships, including our Clicklane tool, which we believe drives greater customer engagement and satisfaction, customer conversion and higher revenue across our dealership portfolio.

We believe that the services provided by Total Care Auto, Powered by Landcar are highly complementary to our dealership operations and present an opportunity to enhance our growth and profitability within our F&I operations. With the TCA Insurance Business, we will be able to capture additional value from the sale of F&I products by underwriting contracts which have historically been provided by third parties. Repair and maintenance services related to the TCA Insurance Business’s service contracts have primarily been serviced through the P&S operations at the LHM Dealership Business. We believe this creates a positive feedback loop whereby customers purchase new and used vehicles at our dealerships, purchase the TCA Insurance Business’s F&I products for the vehicles and then return the vehicles to our dealerships to be serviced by our parts & service department. This allows us to service the customer throughout the lifecycle of their vehicle while driving customer satisfaction and loyalty.

Total Care Auto, Powered by Landcar Life Cycle

We believe the LHM Dealership Business and the TCA Insurance Business are well-run by a strong group of leaders and team members. We expect that our demonstrated success acquiring and integrating well-run businesses will provide us the opportunity to leverage best practices across Asbury, the LHM Dealership Business and the TCA Insurance Business going forward while continuing to foster a customer-centric culture.

Industry Overview

In the United States, the franchised automotive dealer industry is the largest retail sector by revenue and where nearly all new cars and light trucks are purchased in the United States. According to Edmunds.com, the total addressable market for new and used vehicle sales in 2019 was $1.48 trillion on 58 million units, with new vehicles representing $640 billion and 17 million units, and used vehicles representing $841 billion and 41 million units. The U.S. franchised automotive retail market is highly fragmented, with no single dealership group accounting for more than 2% of industry revenue. Key trends that we expect to continue to impact our industry include:

•

Moderately declining new vehicle unit sales—The seasonally adjusted annual rate (“SAAR”) of new vehicle sales in the United States hit a record peak of 17.5 million units in 2016 and reached 14.6 million units in 2020. The decline in 2020 was initially driven due to COVID-19 as OEMs reduced auto production. As demand started rebounding, semiconductor shortage has had a meaningful impact on OEMs ability to meet demand. The supply and demand imbalances have led to historically low inventory levels which is expected to continue for the next 12-18 months. In contrast to other business models in the automotive supply chain, such as part suppliers and OEMs, new vehicle sales are not the primary driver of profits for franchised dealerships. However, the volume of new vehicle sales over time is a critical driver of dealership profitability from higher margin revenue streams such as sales of certified pre-owned used vehicles, P&S, and F&I products. New vehicle sales are driven by a variety of economic factors such as availability and cost of financing, disposable income, unemployment rates and exchange rates. Additionally, improvements in product quality, safety, and technology features drive demand. We believe that our exposure to brands with higher than average new product introductions expected over the next five years, such as Ford, Mercedes-Benz, BMW and Toyota, will positively impact our new vehicle sales compared to national averages.

•	Rapidly growing used car market—According to Factbook 2022, the number of vehicles in operation in the United States grew every year during the 2010 to 2020 time period from

239 million to 282 million, representing an increase of approximately 18% in the aggregate and a compound annual growth rate of 1.7%. A larger number of vehicles in operation increases the market for high margin P&S revenue. In addition, used vehicles represented approximately 70% of unit sales in 2019 with a total addressable market of $841 billion according to Edumunds.com’s 2019 Used Vehicle Report. As the supply of new vehicles remains low due to the global semiconductor shortage, used vehicle prices are elevated due to supply constraints and low inventory levels. Current market conditions are expected to normalize over the next 12 to 18 months. Used vehicle sales historically generate higher gross margins than new vehicles and have consistently contributed a higher portion of gross profits to overall dealership profitability than new vehicles.

•

Investments in P&S operations enhance franchised dealership business model—Since the 2008 to 2009 recession, we believe franchised automotive retailers have made substantial investments in the high margin P&S business in an effort to take market share from independent providers by focusing on increasing capacity, improving customer service and leveraging their scale and OEM relationships to invest in the capital equipment and training required to service vehicles with increasingly more technology. As noted above, the supply of new vehicles remains low due to the global semiconductor shortage, and accordingly, the demand for P&S is elevated due to supply constraints and higher prices in the new and used vehicle market. and low inventory levels. The average age of the car on the road has risen over the past twelve months, and our P&S business is being utilized for many vehicles whose total mileage is well in excess of the typical threshold for warranty coverage.

•

Growth in F&I income per vehicle has more than offset the decline in gross profit per new vehicle over the last decade—Dealer groups have experienced growing F&I revenue per vehicle in the last decade. Improvement in employee training, increases in vehicle pricing, as well as the renegotiation of contribution to insurance underwriters, has helped improve our F&I income per vehicle.

•

Increased eCommerce penetration—Historically, we believe the U.S. franchised automotive retail market has experienced a low level of eCommerce penetration and the industry is now experiencing a shift in customer purchasing patterns with more customers transacting online rather than in-store. According to a Cox Automotive Inc. study in January 2021, 76% of customers surveyed are open to the idea of buying a vehicle completely online with 86% of the customers citing the ability to save time in-person at the dealership as the number one benefit of purchasing online. We believe our omni-channel approach, including our Clicklane platform, provides our customers with an easy and efficient approach to purchasing vehicles online and should allow us to address the evolving preference of customers to transact in a digital environment.

Our Competitive Strengths

Leading dealership group with growing scale in the fragmented auto retail sector. We will be the 4th largest franchised dealership group in the United States based on pro forma revenue for the year ended December 31, 2020, which assumes that the LHM Acquisition in full and the acquisitions described under “—Other Recent Acquisitions and Dispositions,” and includes the results of both Asbury and the LHM Business over the period. Our size and scale enhances our relationships with OEMs and key finance partners, leverages our investments in new technologies and corporate overhead across a larger revenue base and maximizes the benefit of implementing best practices within our dealership group. Additionally, the concentration of our dealerships in certain markets and geographies increases operational and personnel efficiencies.

Top U.S. Based Franchised Dealership Groups by Pro Forma Revenue

(Presented for the Year Ended December 31, 2020 after giving effect to subsequent publicly announced acquisitions)

Source: 2020 Automotive News Top 150 Dealership Groups Report, adjusted as set forth below:

(1)	Pro forma acquisitions publicly announced YTD October 2021;

(2)	Global auto dealership sales; U.S. sales of $10.3 billion;

(3)	Does not include the impact of anticipated dispositions totaling approximately $552 million in FY 2020 revenue;

(4)	Pro forma acquisition of Park Place closed August 24, 2020;

(5)	Reflects U.S. only sales of approximately $10.3 billion ($8.5 billion and $1.8 billion from acquisition of Prime Automotive); and

(6)	Does not include the impact of planned divestitures totaling approximately $645 million in revenue during LTM Period.

Successful acquisition and integration platform in a largely fragmented industry. We have acquired 85 dealerships and added one open point location since January 1, 2017, including the proposed Larry H. Miller Dealerships, Total Care Auto, Powered by Landcar and the other acquisitions under contract. We execute a disciplined acquisition strategy and target well-run dealerships that we believe share our cultural values and add strategic value to our operations. We believe that our focus on cultural alignment makes us a preferred acquirer for potential sellers and for our OEM partners. We believe that we have demonstrated a successful track record of efficiently integrating acquisitions, achieving synergies and maximizing our return on investment, which we believe positions us well to continue to grow our business through acquisition.

Omni-channel platform with strong digital capabilities. We have developed a robust omni-channel platform that allows us to do business with our customers where and when they want to transact with digital capabilities that allow us to effectively interact with our customers and grow our business:

•

We successfully executed a digital marking initiative to drive organic website traffic to our dealership websites resulting in over 6.3 million unique consumer visits during the quarter ended September 30, 2021, an increase of 12% when compared with the quarter ended September 30, 2020. We believe digital marketing, which is the majority of our marketing spend is a highly efficient method to acquire customers, and thereby increase sales, and digital represents the majority of our advertising spend.

•

We also successfully developed our online service appointment capabilities that allow customers to efficiently schedule repair and maintenance appointments at our dealerships. For the quarter ended September 30, 2021, we achieved bookings of approximately 144,000 online service appointments, which is an increase of approximately 12% when compared with the quarter ended September 30, 2020. The convenience and transparency offered by these online service appointments have resulted in higher customer conversion rates and improved customer satisfaction.

•

In December 2020, we launched Clicklane, which is a retail tool that allows customers to complete the vehicle buying process 100% online. Clicklane allows customers to seamlessly navigate the buying process end-to-end including key processes such as documentation, loan origination, personalized insurance quotes and F&I products. Clicklane allows consumers to complete the process, on average, in 14 minutes for financed transactions and 8 minutes for cash transactions. We believe Clicklane provides us with a competitive advantage within the industry as we are able to utilize the tool to substantially increase the number of customers we can serve including those who are not located within markets where we have a physical presence.

Diverse gross profit mix is primarily driven by more stable, higher-margin revenue streams. Our gross profit is driven by our more resilient parts and service business, Used Vehicle business and F&I business, with these departments producing 76% of our total gross profit for the LTM Period. In our P&S business, we have added capacity, increased throughput and invested in technology to improve customer satisfaction, which has allowed us to expand our margins and take market share from independent service providers. In our F&I business, we have increased the quality of our training programs and invested in consumer-friendly technologies, which have resulted in higher F&I income per vehicle. In used vehicles, we have invested in technology to improve pricing of used vehicle purchases and sold a higher percentage of used vehicles as retail instead of wholesaling the vehicles. The figure below shows the relationship of revenue to gross profit for each department.

Asbury Revenue and Gross Profit Contribution (LTM September 30, 2021)

Highly variable cost structure and significant fixed cost absorption. Our cost structure is highly variable, which minimizes the profit margin impact from any decline in vehicle sales. We estimate that over 70% of our selling, general and administrative expenses (“SG&A”) is variable. We have created a hybrid strategy to leverage fixed costs across our dealership portfolio that (1) allows our higher volume stores the flexibility to add headcount for improved local customer service and (2) offers our lower volume stores access to a high quality shared service center to maintain dealership-level profitability.

Strong free cash flow generation to reduce our leverage and support our strong credit profile. Our goal is to generate cash flow that will allow us to achieve a total net leverage (which we define as net debt (total debt less cash and cash equivalents) divided by EBITDA) target of near 3.0x. Our financial policy and capital allocation strategy is focused on reducing funded debt. We expect our continued focus on operational excellence to further reduce our net leverage ratio. In addition, we will continue to monitor and manage working capital to maintain a strong liquidity profile.

Business Strategy

We seek to be the most guest-centric automotive retailer and to create long-term value for our stockholders by striving to drive operational excellence and deploy capital to its highest risk adjusted returns. To achieve these objectives, we employ the strategies described below.

Provide an exceptional customer experience in our stores. We are guided by our mission and vision to be the most guest-centric automotive retailer in the industry and use that framework as our North Star. We have designed our dealerships’ services to meet the needs of an increasingly sophisticated and demanding automotive consumer. We endeavor to establish relationships that we believe will result in both repeat business and additional business through customer referrals. Furthermore, we provide our dealership managers with appropriate incentives to employ efficient selling approaches, engage in extensive follow-up to develop long-term relationships with customers, and extensively train our sales staff to meet customer needs.

Further develop digital and omni-channel capabilities and drive Clicklane penetration across the national footprint. As part of our omni-channel strategy, we implemented Clicklane, the automotive retail industry’s first, end-to-end, 100% online vehicle retail tool, which offers our customers a convenient, seamless and transparent approach to purchase and sell vehicles completely online. Our Clicklane platform provides our customers with the ability to (i) select a new or used vehicle for lease or purchase, (ii) arrange for and obtain financing from a variety of lenders, (iii) obtain an offer on their trade-in vehicle, (iv) obtain an exact pay-off amount on any existing loan on a trade-in vehicle, (v) select and purchase F&I products designed for the customer’s vehicle and then (vi) complete the vehicle purchase and financing or lease by signing the transaction documents and scheduling in-store pickup or home delivery, with each step performed entirely online. We implemented Clicklane across all of our stores by the end of the first quarter of 2021. The LHM Acquisition would further extend our national footprint across seven western U.S. states including Arizona, California, Idaho, New Mexico, Colorado, Utah, and Washington. We intend to implement Clicklane across these new stores, as well as stores acquired in any other pending or future acquisitions, to further solidify the national reach of our Clicklane platform and drive additional revenue.

Although we developed our Clicklane platform together with a third-party vendor, certain technology elements of the platform were developed solely by us and are subject to trade secret protection. In addition, our other omni-channel tools offer our customers the ability to arrange vehicle service appointments, receive service updates, and pay for maintenance and repair services online. We continue to invest in and develop omni-channel initiatives designed to deliver an exceptional customer experience.

Grow F&I product penetration and expand the TCA Insurance Business’s service offerings across the full dealership portfolio. We are positioned to leverage the acquisition of the LHM Dealership Business to improve profitability via the ownership of the TCA Insurance Business, a highly-scalable provider of a full-suite of F&I products. The TCA Insurance Business’s key offerings include vehicle service contracts, prepaid maintenance, protection plans, key and remote replacement, leased vehicle protection and tire and wheel protection. We aim to integrate the TCA Insurance Business’s service offerings across our full dealership portfolio to increase our F&I product penetration and profitability. We anticipate annualized run-rate operating synergies over the medium term following the closing of the LHM Acquisition of approximately $75.0 million, inclusive of approximately

$10.0 million of costs we expect to incur to realize such operating synergies. These operating synergies are expected to result primarily from the integration of the TCA Insurance Business’s services across our dealership portfolio.

Attract, retain and invest in top talent to drive growth and optimize operations. We believe the core of our business success lies in our talent pool, so we are focused on attracting, hiring and retaining the best people. We also invest in resources to train and develop our employees. Our executive management team has extensive experience in the auto retail sector, and is able to leverage experience from all positions throughout the Company. In addition, we believe that local management of dealership operations enables our retail network to provide market specific responses to sales, customer service and inventory requirements. The general manager of each of our dealerships is responsible for the operations, personnel and financial performance of that dealership as well as other day-to-day operations.

Leverage scale and cost structure to improve operating efficiencies. We are positioned to leverage our significant scale so that we are able to achieve competitive operating margins by centralizing and streamlining various back-office functions. We are able to improve financial controls and lower servicing costs by maintaining key store-level accounting and administrative activities in our shared service centers, and we leverage our scale to reduce costs related to purchasing certain equipment, supplies, and services through national vendor relationships. Similarly, we are able to leverage our scale to implement these best practices when integrating newly acquired dealerships allowing us to continue to improve our operating efficiencies.

Deploy capital to highest returns and continue to invest in the business. Our capital allocation decisions are made within the context of maintaining sufficient liquidity and a prudent capital structure. We target a 3.0x net leverage ratio, and our primary focus for capital allocation will be to decrease our debt levels; however, we believe our cash position and borrowing capacity, combined with our current and expected future cash generation capability, provides us with financial flexibility to, among other things, reinvest in our business and acquire dealerships, when prudent.

We continually evaluate our existing dealership network and seek to make strategic investments that will increase the capacity of our dealerships and improve the customer experience. In addition, we continue to execute on our strategy of selectively acquiring our leased properties where financing rates make it attractive to be an owner and provide us a further means to finance our business.

Evaluate opportunities to refine the dealership portfolio. We continually evaluate the financial and operating results of our dealerships, as well as each dealership’s geographical location and, based on various financial and strategic rationales, may make decisions to dispose of dealerships to refine our dealership and real estate portfolio. We also evaluate dealership acquisition opportunities based on market position and geography, brand representation and availability, key personnel and other factors. Our approach to dispositions and acquisitions is highly disciplined with a focus on long-term strategic value to stockholders.

Successfully integrate the LHM Dealership Business and the TCA Insurance Business to maximize benefits of strategic acquisition. We have a well-defined integration plan for the LHM Dealership Business and the TCA Insurance Business. The LHM Dealership Business is operated by seasoned general managers and regional staff who we expect to retain. The LHM Dealership Business operates a strong portfolio of high-throughput dealerships with a long history of operational excellence and brands that are well-suited to the markets in which the LHM Dealership Business operates. Given many of the cultural similarities between the companies as well as using the same systems, we expect to be able to integrate the LHM Business seamlessly. Our synergy opportunities will be focused on opportunities in Clicklane and rolling out the TCA Insurance Business in our business model. Ownership of the TCA Insurance Business will enable us to achieve higher F&I income per vehicle sold, enhancing the profitability of our F&I segment and overall company.

The LHM Acquisition is expected to add $473.4 million of Adjusted EBITDA for the last twelve months ended September 30, 2021, when including $65.0 million of immediate cost savings anticipated at the closing of the LHM Acquisition. The $65.0 million of cost savings includes $60.0 million of reduced corporate costs due to the elimination of family management fees and approximately $5.0 million in reduced costs associated with certain information technology and advertising contracts. We further expect to add an additional $75.0 million of annualized run-rate operating synergies over the medium term following the closing of the LHM Acquisition primarily from the integration of the TCA Insurance Business’s services across our dealership portfolio. Given these financial characteristics, we anticipate that this highly strategic transaction will be immediately accretive to earnings after closing.

The Transactions

Acquisition of the LHM Business

On September 28, 2021, a wholly-owned subsidiary of the Company entered into the Equity Purchase Agreement, the Insurance Purchase Agreement and the Real Estate Purchase Agreement (collectively, the “Acquisition Agreements”) with certain entities affiliated with the LHM Business and the other parties thereto (collectively, the “Sellers”). Pursuant to the Acquisition Agreements, the Company will acquire all of the equity interests in the entities related to, and the real property related to, the LHM Business for a purchase price of approximately $3.3 billion (including related fees). For additional information, see “Use of Proceeds—Sources and Uses of Funds” below.

The Acquisition Agreements contain customary representations and warranties made by each of the parties. The Company and the Sellers have also agreed to various covenants in the Acquisition Agreements, including covenants by the Sellers to conduct the material operations of the LHM Business in the ordinary course of business consistent with past practice, to cooperate with the Company’s efforts to secure permanent financing prior to closing of the LHM Acquisition and not to compete with the LHM Business in a specified geographic area for a period following such closing. The Company and the Sellers have agreed to indemnify one another against certain damages as a result of breaches of certain representations, warranties and covenants (subject to certain exceptions and limitations).

The closing of the LHM Acquisition is subject to various customary closing conditions, including (1) receipt of approval of the LHM Acquisition by automotive manufacturers accounting for at least sixty-five percent (65%) of the aggregate 2020 revenue percentages of all of the LHM Dealership Business’s new car dealerships, (2) receipt of certain governmental clearances, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain required approvals related to the TCA Insurance Business, (3) the continued accuracy of the representations and warranties of the parties (subject to specified materiality standards) and (4) the absence of a material adverse effect with respect to the LHM Business. The Acquisition Agreements are not subject to any financing condition.

While we expect to complete the entire LHM Acquisition in a single closing in the fourth quarter of 2021, it may be completed in more than one closing. The first closing under the Acquisition Agreements (the “First Closing”) is expected to be held upon the receipt of written consents from the manufacturers set forth in the Equity Purchase Agreement (collectively, the “Manufacturer Consents”) for new car dealerships which represent, in the aggregate, no less than sixty-five percent (65%) of the aggregate 2020 revenue percentage of all of the LHM Dealership Business’s new car dealerships. At the closing, the Company also expects to acquire the real estate related to these new car dealerships as well as LHM’s used car dealership and collision repair centers and certain entities related to the TCA Insurance Business. If we have not received the approval of all relevant automotive manufacturers at or prior to the date of the First Closing, we intend to acquire any remaining dealership entities not acquired at or prior to the First Closing, the real estate related to these remaining dealerships and any remaining entities related to the TCA Insurance Business at a second closing (a “Second Closing”). The acquisition of each such remaining dealership entity (and such related assets) is subject to the receipt of the relevant automotive manufacturer approval. At any Second Closing, the Company would expect to acquire the real estate (and any collision repair centers) related to these new car dealerships as well as certain entities related to the TCA Insurance Business that were not initially acquired during the First Closing. See “Risk Factors—Risks Related to the LHM Acquisition—We may not acquire all assets of the LHM Business.”

The Acquisition Agreements also contain certain termination rights of the Company and the Sellers. The LHM Acquisition is expected to be consummated during the fourth quarter of 2021, subject to receipt of regulatory and other approvals and customary closing conditions as described herein.

Pursuant to the Equity Purchase Agreement and Insurance Purchase Agreement, the Sellers have agreed to cooperate, in good faith, with respect to the Company’s efforts to consummate the financing for the LHM Acquisition. There is no financing condition to the Equity Purchase Agreement. However, in the event the Company is unable to obtain the financing for the LHM Acquisition and, as a result, the Equity Purchase Agreement is terminated, the Sellers will be entitled to certain termination fees as the sole and exclusive remedy.

Acquisition Financing

We anticipate that approximately $3.3 billion will be required to fund the LHM Acquisition consideration (including related fees) and to pay fees and expenses relating to the LHM Acquisition. We intend to finance a portion of the LHM Acquisition with $1.50 billion of proceeds from this offering of Common Stock, proceeds of the concurrent Senior Notes Offering (as defined below), additional borrowings, and cash on hand. See “Use of Proceeds.”

We have also entered into the Bridge Commitment Letter (as defined herein), pursuant to which, among other things, the Commitment Parties (as defined herein) and a syndicate of lenders (the “Bridge Lenders”) have committed to provide bridge debt financing for the LHM Acquisition, consisting of (i) a $2.35 billion bridge loan (the “HY Bridge Facility”); and (ii) a $900.0 million 364-day bridge loan (the “364-Bridge Facility”), the availability of each will be reduced upon the completion of certain debt and equity financings, as applicable, including upon issuance of the Notes and the Common Stock Offering, and upon other specified events. The commitments under the Bridge Commitment Letter will be reduced or terminated, as applicable, when we obtain the permanent financing described above.

In this prospectus supplement, we refer to the LHM Acquisition, the Senior Notes Offering and proceeds therefrom, the entry into the New Real Estate Facility, the amendments to the 2019 Senior Credit Facility and the additional equity proceeds contemplated by the “Use of Proceeds” section, collectively as the “Transactions.” We cannot assure you that we will complete the LHM Acquisition or any other transaction constituting the Transactions on the terms contemplated in this prospectus supplement or at all.

Other Recent Acquisitions and Dispositions

We have recently acquired and sold dealerships and entered into an agreement that are expected to modify the composition of our portfolio of dealerships, including the following:

•

On November 16, 2020, we sold substantially all of the assets, and real property, of Nalley Ford located in Atlanta, Georgia. The dealership had total revenue for the twelve month period ended October 31, 2020 of approximately $48.2 million.

•

On August 9, 2021, we acquired substantially all of the assets, and real property, of Greeley Subaru (“Greeley”), located in the Denver, Colorado market. The closing of this transaction was subject to customary approvals, including approval of Subaru. This dealership had total revenue for the LTM Period of approximately $34.4 million.

•

On September 13, 2021, we sold substantially all of the assets, and real property, of BMW of Charlottesville located in Charlottesville, Virginia. The dealership had total revenue for the twelve month period ended August 31, 2021 of approximately $40.5 million.

•

On October 18, 2021, we acquired substantially all of the assets, and real property, of Kahlo Chrysler Jeep Dodge Ram (“KC”), located in the Indianapolis, Indiana market. This dealership had total revenue for the LTM Period of approximately $71.9 million.

•

On October 26, 2021, we acquired substantially all of the assets, and real property, of Arapahoe Hyundai (“AH”), located in the Denver, Colorado market. This dealership had total revenue for the LTM Period of approximately $95.9 million.

•

On September 3, 2021, we entered into an agreement to acquire substantially all of the assets, and real property, of Stevinson Automotive Group (“Stevinson”). This dealership group had total revenue for the LTM Period of approximately $714.9 million. The Stevinson transaction will increase our presence in the Denver metropolitan area, and we expect to own two of the three Lexus dealerships in this area, as well as two of the seven Toyota dealerships and one of the two Porsche dealerships, subject to receipt of required OEM approvals. We expect to close the Stevinson transaction by December 31, 2021.

In this prospectus supplement, we refer to these recent acquisitions and dispositions, together with the anticipated disposition of six dealerships as a result of negotiations with the OEMs in connection with the LHM Acquisition as the “Other Transactions.”

Senior Notes Offering

We intend to offer Senior Notes due 2029 (the “2029 Notes”) and Senior Notes due 2032 (the “2032 Notes” and, collectively, the “Notes”) in the aggregate amount of $1.5 billion in a concurrent notes offering (the “Senior Notes Offering”). We intend to use the net proceeds from the Senior Notes Offering, together with the proceeds from this offering of Common Stock, additional borrowings and cash on hand, to fund, if consummated, the LHM Acquisition and pay fees and expenses related to the foregoing, and to use the balance of the proceeds, if any, for general corporate purposes, including other dealership acquisition or capital investments.

If certain conditions are not met, we will be required to redeem (the “Special Mandatory Redemption”) the Notes at 100% of the issue price of the Notes, plus accrued and unpaid interest to, but excluding, the redemption date; provided, however, that, if the Special Mandatory Redemption is triggered as a result of (i) a failure to acquire the requisite number of dealership entities by a certain date; or (ii) the Company’s notification to the trustee that it is no longer pursuing the LHM Acquisition following the First Closing but prior to a certain, we may elect, at our option, not to redeem a certain amount of the Notes pro rata across the two series of Notes.

New Real Estate Facility

In connection with the Transactions, we expect to enter into the New Real Estate Facility, which we expect to become effective prior to or concurrently with the LHM Acquisition and will provide for term loans expected to mature five years from the initial funding of the facility. Each of our subsidiaries that own (or leases in the case of any ground lease) the real estate being financed under the New Real Estate Facility will be borrowers, and borrowings under the New Real Estate Facility are expected to be guaranteed by us and each of our operating dealership subsidiaries that operates a dealership on, or leases, the real estate being financed under the New Real Estate Facility, and are expected to be collateralized by first priority liens, subject to certain permitted exceptions, on all of the real property financed thereunder. In connection with the Transactions, we intend to use approximately $600 million of the proceeds of borrowings under the New Real Estate Facility to fund a portion of the consideration for the LHM Acquisition. We will have the ability to make up to five draws under the New Real Estate Facility. See “—The Transactions—Acquisition Financing” and “Description of Other Indebtedness—New Real Estate Facility.”

Amendments to 2019 Senior Credit Facility

In connection with the LHM Acquisition, we have entered into an amendment to the 2019 Senior Credit Agreement. Upon the delivery of notice and satisfaction of customary closing conditions, in our discretion, the amendment to the 2019 Senior Credit Agreement will, among other things, (1) increase the aggregate commitments under the Revolving Credit Facility to $450.0 million, (2) increase the aggregate commitments under the Used Vehicle Floorplan Facility to $350.0 million, (3) increase the aggregate commitments under the New Vehicle Floorplan Facility to $1.75 billion, (4) remove our minimum consolidated current ratio covenant and (5) provide for limited conditionality with respect to the borrowings under the 2019 Senior Credit Agreement to be used to fund a portion of the consideration for the LHM Acquisition. We expect to satisfy these conditions at or prior to the closing of the LHM Acquisition and in no event later than December 31, 2021.

Corporate Information

Our principal executive offices are located at 2905 Premiere Parkway, NW, Suite 300, Duluth, Georgia. Our telephone number is (770) 418-8200. Our website address is http://www.asburyauto.com. Information contained on our website or that can be accessed through our website is not a part of, nor is it incorporated by reference into, this prospectus supplement.

The Offering

Issuer	Asbury Automotive Group, Inc.

Common Stock Offered by Us	3,300,000 shares. We have also granted the underwriters a 30-day option to purchase up to 495,000 additional shares of our common stock.

Common Stock to be Outstanding Immediately after This Offering	shares (or shares if the underwriters exercise their option to purchase additional shares from us in full).

Use of Proceeds	We estimate that the net proceeds from this offering, after the deduction of the underwriting discounts and commissions and our estimated expenses, will be approximately $ million (or $ million if the underwriters exercise their option to purchase additional shares of our common stock from us in full). We intend to use the proceeds of this offering of common stock, together with the proceeds of the Senior Notes Offering, additional borrowings and cash on hand to fund, if consummated, the LHM Acquisition and pay fees and expenses related to the foregoing, and to use the balance of the proceeds, if any, for general corporate purposes, including other dealership acquisitions or capital investments. See “Use of Proceeds.”

Risk Factors	In analyzing an investment in the shares our of common stock being offered pursuant to this prospectus supplement, you should carefully consider, along with other matters included in the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus, the information set forth under “Risk Factors” beginning on page S-25 of this prospectus supplement and on page 2 in the accompanying prospectus, as well as in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

NYSE Symbol	ABG

The number of shares of common stock shown above to be outstanding after this offering is based on 19,340,704 shares of common stock outstanding as of October 29, 2021 and excludes as of such date:

•	300,710 shares of our common stock issuable in connection with earned, but unvested, performance share units, unearned performance share units and unvested restricted stock units.

•

1,488,085 shares of our common stock reserved for issuance in connection with future awards that may be granted under our incentive compensation plan, including awards of performance share units, restricted stock units, stock options, stock appreciation rights, restricted stock, phantom stock units and other equity awards.

Unless otherwise indicated, the information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of our common stock.

Summary Historical Consolidated Financial Data of Asbury

The following tables present the summary historical consolidated financial information of Asbury. The summary historical consolidated financial information as of and for the years ended December 31, 2018, 2019 and 2020 and as of and for the nine months ended September 30, 2021 and 2020 have been prepared in accordance with GAAP. The balance sheet data and income statement data as of and for the years ended December 31, 2018, 2019 and 2020 is derived from our audited historical consolidated financial statements incorporated by reference herein, except that the summary historical balance sheet data as of December 31, 2018 is derived from our audited consolidated financial statements not included elsewhere in this prospectus supplement or incorporated by reference herein. The balance sheet data and income statement data as of and for the nine months ended September 30, 2020 and 2021 have been derived from our unaudited interim consolidated financial statements incorporated by reference herein, except that the summary historical balance sheet data as of September 30, 2020 is derived from our unaudited interim consolidated financial statement not incorporated by reference. The summary income statement data for the LTM Period has been derived by taking our historical audited consolidated income statement data for the year ended December 31, 2020, less our historical unaudited consolidated income statement data for the nine months ended September 30, 2020, plus our historical unaudited consolidated income statement data for the nine months ended September 30, 2021.

The summary unaudited pro forma condensed combined financial information of the Combined Company for the LTM Period and as of September 30, 2021 has been derived from the unaudited pro forma condensed combined financial statements incorporated by reference herein. The summary unaudited pro forma condensed combined income statement data for the LTM Period has been calculated by taking the unaudited pro forma condensed combined income statement information for the year ended December 31, 2020, less the unaudited pro forma condensed combined income statement information for the nine months ended September 30, 2020, plus the unaudited pro forma condensed combined income statement for the nine months ended September 30, 2021. The summary unaudited pro forma condensed combined statement of income information for the LTM Period has been adjusted to give effect to the Transactions as if each of these events occurred on October 1, 2020. The summary unaudited pro forma condensed combined balance sheet data have been adjusted to give effect to the Transactions as if they occurred on September 30, 2021.

The summary unaudited pro forma condensed combined financial information is for informational purposes only and does not purport to present what our results of operations and financial condition would have been had the Transactions actually occurred during such time period, and should not be considered representative of our future results of operations or financial position. See “Risk Factors—Risks Related to the LHM Acquisition—The pro forma financial information in this prospectus supplement may not be reflective of our operating results and financial condition following the Transactions, particularly if less than all of the assets of the LHM Business are acquired.” The summary unaudited pro forma condensed combined financial information also does not reflect (1) future cost savings or run-rate synergies, restructuring or integration charges or operational improvements that are expected to result from the LHM Acquisition, except as indicated below, (2) the impact of non-recurring items directly related to the Transactions, (3) four recent dealership acquisitions as described under the caption “—Other Recent Acquisitions and Dispositions” or (4) the anticipated disposition of six dealerships by the end of first quarter of 2022 and assumes the acquisition of the entire LHM Business. See “Risk Factors—Risks Related to the LHM Acquisition—We may not acquire all assets of the LHM Business.”

This information is only a summary and should be read in conjunction with “Cautionary Note Regarding Forward-Looking Statements,” “Special Note Regarding Non-GAAP Financial Measures,” “Summary—The Transactions,” “Risk Factors,” “Capitalization,” the unaudited pro forma condensed combined financial information, including the notes thereto, and with the audited and unaudited consolidated financial statements and notes thereto of Asbury and the audited and unaudited combined financial statements and notes thereto of each of the LHM Dealership Business, the LHM Real Estate Business and the TCA Insurance Business, in each case, incorporated by reference herein.

	Asbury Year Ended December 31,			Asbury Nine Months Ended September 30,		Asbury Last Twelve Months Ended September 30,	Combined Pro Forma Last Twelve Months Ended September 30,
	2018	2019	2020	2020	2021	2021	2021
	(dollars in millions, except per share data)
Income Statement Data:
Revenue:
New vehicle	$3,788.7	$3,863.3	$3,767.4	$2,541.8	$3,649.6	$4,875.2	$7,864.1
Used vehicle	1,972.4	2,131.6	2,169.5	1,510.2	2,386.1	3,045.4	4,823.6
Parts and service	821.0	899.4	889.8	628.0	851.5	1,113.3	1,759.4
Finance and insurance, net	292.3	316.0	305.1	217.8	295.7	383.0	660.0
Other	—	—	—	—	—	—	1.9

Total revenue	6,874.4	7,210.3	7,131.8	4,897.8	7,182.9	9,416.9	15,109.0

Total cost of sales	5,771.4	6,041.4	5,908.4	4,046.7	5,823.0	7,684.7	12,304.0

Gross Profit	1,103.0	1,168.9	1,223.4	851.1	1,359.9	1,732.2	2,805.0
Selling, general and administrative expenses	755.8	799.8	781.9	553.4	778.2	1,006.7	1,666.6
Depreciation and amortization	33.7	36.2	38.5	29.0	30.6	40.1	66.8
Franchise rights impairment	3.7	7.1	23.0	23.0	—	—	—
Other operating (income) expense, net	(1.1)	0.8	9.2	9.4	(4.6)	(4.8)	(4.6)

Income from operations	310.9	325.0	370.8	236.3	555.7	690.2	1,076.2

Other expenses (Income)
Floor plan interest expense	32.5	37.9	17.7	14.1	6.5	10.1	14.4
Other interest expense, net.	53.1	54.9	56.7	41.7	43.2	58.2	173.9
Swap interest expense	0.5	—	—	—	—	—	—
Loss on extinguishment of long-term debt, net	—	—	20.6	20.6	—	—	—
Gain on divestitures	—	(11.7)	(62.3)	(58.4)	(8.0)	(11.9)	(11.9)

Total other expenses, net	86.1	81.1	32.7	18.0	41.7	56.4	176.4

Income before income taxes	224.8	243.9	338.1	218.3	514.0	633.8	899.8

Income tax expense	56.8	59.5	83.7	53.0	122.1	152.8	216.6

Net income	$168.0	$184.4	$254.4	$165.3	$391.9	$481.0	$683.2

Balance Sheet Data (at period end):
Working capital	$249.7	$355.6	$182.3	$85.3	$491.3	$491.3	$467.5
Inventories	1,067.6	1,052.7	875.2	835.6	413.8	413.8	770.9
Total assets	2,695.4	2,911.3	3,676.3	3,530.6	3,571.4	3,571.4	7,176.9
Floor plan notes payable(1)	966.1	850.8	702.2	701.4	138.2	138.2	432.1
Total long-term debt	905.3	967.5	1,210.7	1,240.4	1,371.0	1,371.0	3,682.9
Total shareholders’ equity	473.2	646.3	905.5	811.9	1,301.3	1,301.3	1,853.2

	Asbury Year Ended December 31,			Asbury Nine Months Ended September 30,		Asbury Last Twelve Months Ended September 30, 2021	Combined Pro Forma Last Twelve Months Ended September 30, 2021
	2018	2019	2020	2020	2021
	(dollars in millions, except per share data)
Other Selected Data and Credit Statistics:
New vehicle unit sales(2)	105,275	105,243	95,165	66,592	83,747	112,320	179,988
Used vehicle retail unit sales(2)	82,377	88,602	80,537	59,151	78,136	99,522	150,659
Number of dealerships at period end(2)	83	88	91	90	91	91	145
Number of franchises at period end(2)	97	107	112	113	112	112	191
Same store revenue:(3)
Luxury	$1,176.6	$1,262.9	$1,121.0	$765.4	$1,011.0	$1,366.6	$1,523.0
Import	1,548.0	1,517.2	1,389.9	995.5	1,322.2	1,716.6	2,907.1
Domestic	592.9	557.2	531.8	385.1	404.7	551.4	2,153.9

Total new vehicle revenue	3,317.5	3,337.3	3,042.7	2,146.0	2,737.9	3,634.6	6,584.0
Net cash provided by operating activities	10.1	349.8	652.5	625.2	958.6	985.9	1,673.2
Capital expenditures	57.9	66.8	48.8	29.8	57.2	76.2	151.6
Adjusted EBITDA(4)	325.6	345.0	438.5	294.7	592.2	736.0	1,144.4
Adjusted EBITDA Margin(4)(5)	4.7%	4.8%	6.2%	6.0%	8.2%	7.8%	7.6%
Pro Forma Adjusted EBITDA(4)							$1,285.1
Pro Forma Adjusted EBITDA Margin(4)(5)							8.5%
Pro Forma Fixed Charge Coverage(4)(6)							2.6x
Ratio of Secured Debt to Pro Forma Adjusted EBITDA(4)(7)							0.8x
Ratio of Total Debt to Pro Forma Adjusted EBITDA(4)(8)							2.6x
Ratio of Lease Adjusted Leverage to Pro Forma Adjusted EBITDAR(4)(9)							2.7x

(1)	Represents the sum of floor plan notes payable—trade, net and floor plan notes payable—non-trade, net in the historical financial statements of Asbury.

(2)	New vehicle unit sales, used vehicle retail unit sales, number of dealerships at period end and number of franchises at period end are presented on an actual, combined basis.

(3)

Organic growth of revenue and gross profit are assessed on a same store basis. As such, same store amounts consist of information from dealerships for identical months in each comparative period, commencing with the first full month we owned the dealership. Additionally, amounts related to divested dealerships are excluded from each comparative period.

(4)

We define EBITDA for the Company as net income plus income tax expense, depreciation and amortization, swap and non-floor plan interest expense. We define Adjusted EBITDA for the Company and the LHM Business as EBITDA as adjusted for any (gain) loss on non-recurring or non-core items from time to time such as franchise rights impairment, real estate related charges, legal settlements, fixed assets write-offs, dealership and real estate divestitures, professional fees associated with acquisitions, stock-based compensation expenses and Park Place related costs and loss on extinguishment of debt, among others. We define Pro Forma Adjusted EBITDA for the Combined Company as our Adjusted EBITDA combined with the LHM Business’s Adjusted EBITDA, presented on a pro forma basis to give effect to the Transactions, as further adjusted to reflect certain run-rate synergies and operational improvements resulting from the LHM Acquisition, the forecasted full-year EBITDA of eleven dealership acquisitions that were closed, are expected to close or are under contract to close, and the removal of EBITDA for two recently closed dealership dispositions and six anticipated dealership dispositions. We define Pro Forma Adjusted EBITDAR as Pro Forma Adjusted EBITDA plus rent expense.

We believe the use of EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAR along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAR are also useful tools in evaluating our core operating results given the significant variation that can result in any period from non-recurring or non-core items.

EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAR are not measurements of our financial performance recognized under GAAP. EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAR are used in addition to and in conjunction with results presented in accordance with GAAP, and should be considered as a supplement to, and not as a substitute for, net income or any other performance measure calculated or derived in accordance with GAAP. Furthermore, this measure is not necessarily comparable to similarly titled measures employed by other companies. EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAR has limitations as an analytical tool as it should not be considered in isolation or as a substitute for analysis of our results of operations as reported under GAAP.

The following provides a numerical reconciliation of EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDAR to net income, which is the most directly comparable financial measure prepared in accordance with GAAP:

	Asbury Year Ended December 31,			Asbury Nine Months Ended September 30,		Asbury Last Twelve Months Ended September 30, 2021	Combined Pro Forma Last Twelve Months Ended September 30, 2021
	2018	2019	2020	2020	2021
	(dollars in millions, except per share data)
Net income	$168.0	$184.4	$254.4	$165.3	$391.9	$481.0	$683.2
Income tax expense	56.8	59.5	83.7	53.0	122.1	152.8	216.6

Income from continuing operations before income tax	224.8	243.9	338.1	218.3	514.0	633.8	899.8
Depreciation and amortization	33.7	36.2	38.5	29.0	30.6	40.1	66.8
Swap interest expense	0.5	—	—	—	—	—	—
Non-floor plan interest expense, net	53.1	54.9	556.7	41.7	43.2	58.2	173.9

EBITDA	312.1	335.0	433.3	289.0	587.8	732.1	1,140.5
Franchise rights impairment	3.7	7.1	23.0	23.0	—	—	—
Real estate related charges	—	0.6	0.7	0.7	2.1	2.1	2.1
Gain on sale of real estate	—	(0.3)	(0.3)	(0.3)	(1.9)	(1.9)	(1.9)
Legal settlements	(0.7)	(0.6)	(2.1)	(2.1)	(3.5)	(3.5)	(3.5)
Professional fees associated with acquisitions	—	—	—	—	3.5	3.5	3.5
Fixed assets write-off	—	2.4	—	—	—	—	—
Gain on divestitures	—	(11.7)	(62.3)	(58.4)	(8.0)	(11.9)	(11.9)
Stock-based compensation expenses	10.5	12.5	12.6	9.2	12.2	15.6	15.6
Park Place related costs	—	—	12.9	12.9	—	—	—
Loss on extinguishment of debt	—	—	20.7	20.7	—	—	—

Adjusted EBITDA	325.6	345.0	438.5	294.7	592.2	736.0	1,144.4
Anticipated Cost Savings(a)							65.0
Closed Acquisitions(b)							5.1
Closed Dispositions(c)							(2.2)
Anticipated Acquisitions(d)							35.8
Anticipated Dispositions(e)							(38.0)
Anticipated Medium Term Synergies(f)							75.0

Pro Forma Adjusted EBITDA							1,285.1
Rent expense							48.5

Pro Forma Adjusted EBITDAR(g)							$1,333.6

(a)

Reflects anticipated annualized run rate cost savings expected at the closing of the LHM Acquisition, consisting of approximately $60.0 million in reduced corporate costs due to the elimination of family management fees and approximately $5.0 million in reduced costs associated with certain information technology and advertising contracts.

(b)

Reflects the annualized EBITDA contribution for the LTM Period of an estimated $5.1 million in the aggregate for three dealership acquisitions that have closed, but are not fully reflected in the as reported LTM Period.

(c)

Reflects the elimination of the annualized EBITDA contribution for the LTM Period of $2.2 million from the two dealership dispositions that have closed but are not fully reflected in the as reported LTM Period.

(d)

Reflects the annualized EBITDA contribution for the LTM Period of an estimated $35.8 million in the aggregate for eight dealership acquisitions that are under contract to close, but are not fully reflected in the as reported LTM Period.

(e)

Reflects the elimination of annualized EBITDA contribution for the LTM Period of approximately $38.0 million for the anticipated disposition of six dealerships as a result of negotiations with OEMs in connection with the LHM Acquisition.

(f)

Reflects anticipated annualized run-rate operating synergies over the medium term following the closing of the LHM Acquisition of approximately $75.0 million, inclusive of approximately $10.0 million of costs we expect to incur to realize such operating synergies. These operating synergies are expected to result primarily from the integration of the TCA Insurance Business’s services across our dealership portfolio.

(g)

For the LTM Period, reflects third party rental expense of approximately $40.1 million for the Company and $5.5 million for the LHM Business and $2.0 million for the net impact of anticipated dealership acquisitions and divestitures.

(h)	Includes adjustment of $15.4 million related to non-cash equity compensation expense.

(5)	Adjusted EBITDA Margin means Adjusted EBITDA divided by total revenue. Pro Forma Adjusted EBITDA Margin means Pro Forma Adjusted EBITDA divided by pro forma total revenue.

(6)

The Pro Forma Fixed Charge Coverage ratio is calculated by dividing Pro Forma EBITDAR less allowable capital expenditures, by the total of the following (a) other interest expense, net, (b) scheduled amortization resulting from increased principal payments from borrowings on the real estate facility, (c) combined pro forma rent expense, and (d) combined pro forma income tax expense. The Pro Forma Fixed Charge Coverage ratio does not include the impact of floor plan interest expense. For the pro forma LTM Period, fixed charges represented $495.1 million.

(7)

Secured debt as of September 30, 2021, after giving pro forma effect to the Transactions and the Other Transactions, is $1.2 billion (excluding net floor plan notes payable of $625.4 million under the floor plan facility).

(8)

Total debt as of September 30, 2021, after giving pro forma effect to the Transactions and the Other Transactions, reflects long-term debt, including current portion, of $3.6 billion (excluding net floor plan notes payable of $625.4 million under the floor plan facility).

(9)

The ratio of Lease Adjusted Leverage to Pro Forma Adjusted EBITDAR is calculated by dividing Pro Forma Lease Adjusted Debt by Pro Forma EBITDAR. Pro Forma Lease Adjusted Debt is equal to total indebtedness less floor plan notes payable, and plus an amount equal to six times the pro forma rent expense.

Summary Historical Combined Financial Data of the LHM Business

The following tables present the summary historical combined financial and operating information of the LHM Business for the periods indicated on a combined basis with certain elimination for intercompany transactions. The summary historical combined financial information for the LHM Business as of and for the years ended December 31, 2020 and 2019 and the nine months ended September 30, 2021 and 2020 have not been prepared in accordance with GAAP. The income statement data for the LHM Business as of and for the years ended December 31, 2019 and 2020 and for the nine months ended September 30, 2021 and 2020 is derived from each of Dealership Business’s, Real Estate Business’s and Insurance Business’s audited historical combined financial statements, respectively, and historical unaudited combined financial statements, respectively, incorporated by reference herein. The summary statements of operations data and other selected data for the LTM Period has been derived by taking the historical audited consolidated statement of operations for the LHM Business for the year ended December 31, 2020, respectively, less the historical unaudited consolidated statement of operations for the LHM Business for the nine months ended September 30, 2020, plus the historical audited consolidated statement of operations for the LHM Business for the nine months ended September 30, 2021.

This information is only a summary and should be read in conjunction with “Special Note Regarding Non-GAAP Financial Measures,” “Risk Factors,” “Summary—The Transactions,” “Cautionary Note Regarding Forward-Looking Statements,” “Capitalization” and the audited and unaudited consolidated financial statements of the LHM Business and the accompanying notes incorporated by reference herein, as well as the other financial information included herein.

	LHM Business Year Ended December 31,		LHM Business Nine Months Ended September 30,		LHM Business Last Twelve Months Ended September 30,
	2019	2020	2020	2021	2021
	(dollars in millions, except per share data)
Income Statement Data:
Revenue
New vehicle	$2,535.0	$2,600.7	$1,867.3	$2,255.5	$2,988.9
Used vehicle	1,578.9	1,503.9	1,150.9	1,425.2	1,778.2
Parts and service	587.3	589.5	437.0	493.6	646.1
Finance and insurance, net	273.6	243.5	181.3	214.8	277.0
Other	0.8	0.8	0.5	1.6	1.9

Total Revenue	4,975.6	4,938.4	3,637.0	4,390.7	5,692.1

Total Cost of Sales	4,163.1	4,101.2	3,026.9	3,557.7	4,632.0

Gross Profit	812.5	837.2	610.1	833.0	1,060.1
Selling, general and administrative	613.3	557.9	410.4	512.4	659.9
Depreciation and amortization	25.5	25.4	19.2	18.1	24.3
Franchise rights and goodwill impairment	26.0	7.4	—	—	7.4
Other operating (income) expense, net	—	—	—	0.2	0.2

Income from Operations	147.7	246.5	180.5	302.3	368.3
Other Expenses (Income)
Floor plan interest expense	28.6	12.1	10.2	4.0	5.9
Other interest expense, net	24.0	22.3	16.2	9.9	16.0
Other (income) expense	(3.2)	—	—	—	—

Total other expenses, net	49.4	34.4	26.4	13.9	21.9

Income before Income Taxes	98.3	212.1	154.1	288.4	346.4
Income tax expense	1.5	1.6	0.9	1.7	2.4

	LHM Business Year Ended December 31,		LHM Business Nine Months Ended September 30,		LHM Business Last Twelve Months Ended September 30,
	2019	2020	2020	2021	2021
	(dollars in millions)
Net Income	$96.8	$210.5	$153.2	$286.7	$344.0

Other Selected Data:
Adjusted EBITDA(1)					$394.1
Unit Sales
New vehicle unit sales	65,882	62,744	45,743	50,667	67,668
Used vehicle unit sales	53,655	50,020	39,088	40,205	51,137

Total unit sales	119,537	112,764	84,831	90,872	118,805

(1)

We define EBITDA for the LHM Business as net income plus income tax expense, depreciation and amortization, swap and non-floor plan interest expense. We define Adjusted EBITDA for the LHM Business as EBITDA as adjusted for any (gain) loss on non-recurring or non-core items from time to time such as franchise rights impairment, real estate related charges, legal settlements, fixed assets write-offs, dealership and real estate divestitures, potential fees associated with acquisitions and stock-based compensation expenses, among others. We believe the use of EBITDA and Adjusted EBITDA along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. EBITDA and Adjusted EBITDA are also useful tools in evaluating our core operating results given the significant variation that can result in any period from non-recurring or non-core items.

EBITDA and Adjusted EBITDA are not measurements of our financial performance recognized under GAAP. EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP, and should be considered as a supplement to, and not as a substitute for, net income or any other performance measure calculated or derived in accordance with GAAP. Furthermore, this measure is not necessarily comparable to similarly titled measures employed by other companies. EBITDA and Adjusted EBITDA has limitations as an analytical tool as it should not be considered in isolation or as a substitute for analysis of our results of operations as reported under GAAP.

The following provides a numerical reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable financial measure prepared in accordance with GAAP:

Last Twelve Months Ended September 30, 2021
(in millions)

Net income	$344.0
Income tax expense	2.4

Income before income taxes	346.4
Depreciation and amortization	24.3
Non-floor plan interest expense, net	16.0
EBITDA	386.7

Franchise rights impairment	7.4
Adjusted EBITDA	394.1

Pro forma adjustments(1)	14.3

Adjusted EBITDA with pro forma adjustments	408.4
Anticipated cost savings	65.0

Adjusted EBITDA with cost savings and pro forma adjustments	$473.4

(1)

Pro forma adjustments consist of $13.7 million related to LIFO adjustments and $1.6 million in floor plan interest expenses offset by $1.0 million related to the amortization of definite-lived intangible assets.

RISK FACTORS

An investment in our common stock is subject to a number of risks. You should carefully consider the following risk factors, as well as the section titled “Risk Factors” included in our annual report on Form 10-K for the year ended December 31, 2020 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, which are incorporated herein by reference, as well as the other information and data included in this prospectus supplement prior to making an investment in our common stock. The risks described below could materially adversely affect our business, financial condition, cash flows or results of operations, in which case you could lose all or part of your original investment.

Risk Factors Summary.

Risks Related to the Business

•

Disruptions in the production and delivery of new vehicles and parts from manufacturers due to the lack of availability of parts and key components from suppliers, such as semiconductor chips and other component parts and supplies, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

•	The novel coronavirus disease (COVID-19) global pandemic had, and may continue to have, a material adverse impact on our business, financial condition and results of operations.

•	Property loss or other uninsured liabilities could have a material adverse impact on our results of operations.

•	If we are unable to acquire and successfully integrate additional dealerships into our business, our revenue and earnings growth may be adversely affected.

•

We are a holding company and, as a result, are dependent on our operating subsidiaries to generate sufficient cash and distribute cash to us to service our indebtedness and fund our ongoing operations.

•	Our inability to execute a substantial portion of our strategic plan could have an adverse effect on our business, results of operations, financial condition and cash flows.

•

Goodwill and manufacturer franchise rights comprise a significant portion of our total assets. We must test our goodwill and manufacturer franchise rights for impairment at least annually, which could result in a material, non-cash write-down of goodwill or manufacturer franchise rights and could have a material adverse effect on our results of operations and stockholders’ equity.

Risk Related to Macroeconomic and Market Conditions

•

The automotive retail industry is sensitive to unfavorable changes in general economic conditions and various other factors that could affect demand for our products and services, which could have a material adverse effect on our business, our ability to implement our strategy and our results of operations.

•

Adverse conditions affecting one or more of the vehicle manufacturers with which we hold franchises or their inability to deliver a desirable mix of vehicles that our consumers demand, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

•	Substantial competition in automobile sales and services may have a material adverse effect on our results of operations.

•

We are dependent upon our relationships with the manufacturers of vehicles that we sell and are subject to restrictions imposed by, and significant influence from, these vehicle manufacturers. Any of these restrictions or any changes or deterioration of these relationships could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•

If vehicle manufacturers reduce or discontinue sales incentive, warranty or other promotional programs, our financial condition, results of operations and cash flows may be materially adversely affected.

•	Technological advances, including increases in ride sharing applications, electric vehicles and autonomous vehicles in the long-term could have a material adverse effect on our business.

•

Our operations are subject to extensive governmental laws and regulations. If we are found to be in purported violation of or subject to liabilities under any of these laws or regulations, or if new laws or regulations are enacted that adversely affect our operations, our business, results of operations, financial condition, cash flows, reputation and prospects could suffer.

Risks Related to the LHM Acquisition

•	The LHM Acquisition, if consummated, will create numerous risks and uncertainties which could adversely affect our business and results of operations.

•	We may be unable to realize the anticipated cost savings or operational improvements or may incur additional and/or unexpected costs in order to realize them.

•	If the LHM Acquisition is consummated, our post-closing recourse for liabilities related to the LHM Business is limited.

•	We do not currently control the LHM Business and will not control the LHM Business until completion of the LHM Acquisition.

•

The pro forma financial information in this prospectus supplement may not be reflective of our operating results and financial condition following the Transactions, particularly if less than all of the assets of the LHM Business are acquired.

•	We may not acquire all assets of the LHM Business.

•	The TCA Insurance Business is subject to a wide range of federal, state, and local laws and regulations, some of which Asbury may not have previously been subject.

Risks Related to Legal and Regulatory Matters

•

If state laws that protect automotive retailers are repealed, weakened, or superseded by our framework agreements with manufacturers, our dealerships will be more susceptible to termination, non-renewal, or renegotiation of their dealer agreements, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

•

A failure of any of our information systems or those of our third-party service providers, or a data security breach with regard to PII about our customers or employees, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

•

Our operations are subject to extensive governmental laws and regulations. If we are found to be in purported violation of or subject to liabilities under any of these laws or regulations, or if new laws or regulations are enacted that adversely affect our operations, our business, results of operations, financial condition, cash flows, reputation and prospects could suffer.

•

We are subject to risks related to the provision of employee health care benefits, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

•

We are, and expect to continue to be, subject to legal and administrative proceedings, which, if the outcomes are adverse to us, could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and prospects.

•	Property loss or other uninsured liabilities could have a material adverse impact on our results of operations.

•	A decline in our credit rating or a general disruption in the credit markets could negatively impact our liquidity and ability to conduct our operations.

•	We are subject to risks associated with imported product restrictions or limitations, foreign trade and currency valuations.

Risks Related to Our Common Stock and this Offering

•	Our share price could be volatile and could decline, resulting in a substantial or complete loss on your investment.

•	This offering and the issuance of additional shares of common stock, in connection with acquisitions or otherwise, will dilute all other shareholdings.

•	Sales or issuances of shares of our common stock could adversely affect the market price of our common stock.

•	We may incur or issue debt or issue equity, which may negatively affect the market price of our common stock.

•

We do not currently intend to pay dividends on our common stock and, consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

Risks Related to the Business

Operating Risks

Disruptions in the production and delivery of new vehicles and parts from manufacturers due to the lack of availability of parts and key components from suppliers, such as semiconductor chips and other component parts and supplies, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Historically, we have generated a significant portion of our revenue through new vehicle sales, and new vehicle sales also tend to lead to sales of higher-margin products and services, such as F&I products and vehicle-related parts and service. We rely exclusively on the various vehicle manufacturers for our new vehicle inventory and maintenance and replacement parts inventory. As a result, our profitability is dependent to a great extent on various aspects of vehicle manufacturers’ operations and timely delivery of new vehicles and parts.

Due to a variety of factors, including the impacts of the COVID-19 pandemic and significant shortages of semiconductors and rubber-based products, certain automotive manufacturers and other suppliers have suspended or slowed production of new vehicles, parts and other supplies. These delays have negatively impacted our new vehicle and parts inventory levels, with parts shortages in turn adversely impacting our service and collision repair business. We cannot predict with any certainty how long the automotive retail industry will continue to be subject to these shortages or when normalized production will resume at these manufacturers. Any prolonged shortages could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

The novel coronavirus disease (COVID-19) global pandemic had, and may continue to have, a material adverse impact on our business, financial condition and results of operations.

The COVID-19 global pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains, and created significant volatility and disruption of financial markets. We expect the COVID-19 global pandemic may continue to have an adverse impact on our business, our results of operations, financial condition and liquidity. The extent of the impact of the COVID-19 global pandemic on our business, such as our ability to execute our near-term and long-term business strategies and initiatives in the expected time frame, will depend on uncertain and unpredictable future developments, including the duration and scope of the pandemic.

Any significant reduction in consumer visits to, or spending at, our dealerships caused by COVID-19, would result in a loss of sales and profits and other material adverse effects. Voluntary or mandatory self-quarantine or “shelter-in-place” measures may reduce customer visits to our dealerships. We also expect consumer fears about contracting the virus to continue, which may further reduce traffic to our dealerships. Consumer spending generally may also be negatively impacted by general macroeconomic conditions and consumer confidence, including the impacts of any recession, resulting from the COVID-19 global pandemic. For example, COVID-19 has resulted in employee furloughs and increased unemployment across the United States, thereby reducing consumer demand for our products and services, as well as the number of consumers who would qualify for an extension of credit for a vehicle purchase or a lease, either on favorable terms or at all. All of these factors may negatively impact sales and profitability.

Our profitability is, to a great extent, dependent on various aspects of vehicle manufacturers’ operations. As a result of COVID-19, certain vehicle manufacturers and other suppliers have ceased or slowed production of new vehicles, parts and other supplies. We cannot predict with any certainty how long these production slowdowns in the automotive retail industry will persist and when normalized production will resume at these manufacturers. This disruption in our supply network has negatively impacted, and will continue to impact, our ability to maintain a desirable mix of popular new vehicles and parts that consumers demand at the time and in the volumes desired, all of which would adversely impact our revenues. While the supply disruption has reduced our new vehicle inventory supply, it has positively impacted our gross profit per vehicle retailed. As new vehicle inventories return to historic levels we would expect our new vehicle gross profit to return to pre-COVID levels.

Our principal intangible assets are goodwill and our rights under our franchise agreements with vehicle manufacturers. Goodwill and franchise rights are subject to impairment assessments at least annually or more frequently when events or changes in circumstances indicate that an impairment may have occurred. The effects of the COVID-19 global pandemic on the operating results of our business have resulted in a $23.0 million non-cash impairment charge related to our intangible manufacturer franchise rights assets in the first quarter of 2020. We cannot accurately predict the amount and timing of any additional impairment charge at this time; however, any such impairment charge could have an adverse effect on our results of operations and stockholders’ equity.

In addition, the impact of the COVID-19 global pandemic on macroeconomic conditions may impact the proper functioning of financial and capital markets, foreign currency exchange rates, commodity prices and interest rates. Even after the COVID-19 global pandemic has subsided, we may continue to experience adverse impacts to our business as a result of an economic recession or depression that has occurred or may occur in the future. The continued disruption of global financial markets as a result of the COVID-19 global pandemic could have a negative impact on our ability to access capital in the future.

As information regarding the duration and severity of the COVID-19 global pandemic continues to evolve, the extent of its impact on our business is highly uncertain and difficult to predict. At this time, we cannot reasonably estimate the duration and severity of the COVID-19 global pandemic, or the overall impact it may have on our business. Even after the COVID-19 global pandemic has subsided, we may continue to experience adverse impacts to our business as a result of increased unemployment and any economic recession or depression that has occurred or may occur in the future. Any of these events could amplify the other risks and uncertainties described below and could materially adversely affect our business, financial condition, results of operations and/or stock price.

Property loss or other uninsured liabilities could have a material adverse impact on our results of operations.

We are subject to substantial risk of property loss due to the significant concentration of property at dealership locations, including vehicles and parts. We have historically experienced business interruptions from time to time at several of our dealerships, due to actual or threatened adverse weather conditions or natural disasters, such as hurricanes, earthquakes, tornadoes, floods, hail storms or other extraordinary events. Concentration of property at dealership locations also makes the automotive retail business particularly vulnerable to theft, fraud and misappropriation of assets. Illegal or unethical conduct by employees, customers, vendors, and unaffiliated third parties can result in loss of assets, disrupt operations, impact brand reputation, jeopardize manufacturer and other relationships, result in the imposition of fines or penalties, and subject us to governmental investigations or lawsuits. While we maintain insurance to protect against a number of losses, this insurance coverage often contains significant deductibles. In addition, we “self-insure” a portion of our potential liabilities, meaning we do not carry insurance from a third-party for such liabilities, and are wholly responsible for any related losses including for certain potential liabilities that some states prohibit the maintenance of insurance to protect against. In certain instances, our insurance may not fully cover a loss depending on the applicable deductible or the magnitude and nature of the claim. Additionally, changes in the cost or availability of insurance in the future could substantially increase our costs to maintain our current level of coverage or could cause us to reduce our insurance coverage and increase our self-insured risks. To the extent we incur significant additional costs for insurance, suffer losses that are not covered by in-force insurance or suffer losses for which we are self-insured, our financial condition, results of operations and cash flows could be materially adversely impacted.

If we are unable to acquire and successfully integrate additional dealerships into our business, our revenue and earnings growth may be adversely affected.

We believe that the automotive retailing industry is a mature industry whose sales are significantly impacted by the prevailing economic climate, both nationally and in local markets. Accordingly, we believe that our future growth depends in part on our ability to manage expansion, control costs in our operations and acquire and effectively integrate acquired dealerships into our organization. When seeking to acquire other dealerships, we often compete with several other national, regional and local dealership groups, and other strategic and financial buyers, some of which may have greater financial resources than us. Competition for attractive acquisition targets may result in fewer acquisition opportunities for us and we may have to forgo acquisition opportunities to the extent we cannot negotiate such acquisitions on acceptable terms.

We also face additional risks commonly encountered with growth through acquisitions, including through the LHM Acquisition. These risks include, but are not limited to: (i) failing to obtain manufacturers’ consents to acquisitions of additional franchises; (ii) incurring significant transaction-related costs for both completed and failed acquisitions; (iii) incurring significantly higher capital expenditures and operating expenses; (iv) failing to integrate the operations and personnel of the acquired dealerships and impairing relationships with employees; (v) incorrectly valuing entities to be acquired or incurring undisclosed liabilities at acquired dealerships; (vi) disrupting our ongoing business and diverting our management resources to newly acquired dealerships; (vii) failing to achieve expected performance levels; and (viii) impairing relationships with manufacturers and customers as a result of changes in management.

We may not adequately anticipate all the demands that our growth will impose on our personnel, procedures and structures, including our financial and reporting control systems, data processing systems, and management structure. Moreover, our failure to retain qualified management personnel at any acquired dealership may increase the risks associated with integrating the acquired dealership. If we cannot adequately anticipate and respond to these demands, we may fail to realize acquisition synergies and our resources will be focused on incorporating new operations into our structure rather than on areas that may be more profitable.

We are a holding company and, as a result, are dependent on our operating subsidiaries to generate sufficient cash and distribute cash to us to service our indebtedness and fund our ongoing operations.

Our ability to make payments on our indebtedness and fund our ongoing operations depends on our operating subsidiaries’ ability to generate cash in the future and distribute that cash to us. It is possible that our subsidiaries may not generate cash from operations in an amount sufficient to enable us to service our indebtedness. In addition, many of our subsidiaries are required to comply with the provisions of franchise agreements, dealer agreements, other agreements with manufacturers, mortgages, and credit facilities. Many of these agreements contain minimum working capital or net worth requirements, and are subject to change. Although the requirements contained in these agreements did not restrict our subsidiaries from distributing cash to us as of September 30, 2021, unexpected changes to our franchise agreements, dealer agreements or other agreements with manufacturers could require us to alter the manner in which we distribute or use cash. If our operating subsidiaries are unable to generate and distribute sufficient cash to us to service our indebtedness and fund our ongoing operations, our financial condition may be materially adversely affected.

Our inability to execute a substantial portion of our strategic plan could have an adverse effect on our business, results of operations, financial condition and cash flows.

Our inability to execute a substantial portion of our business strategy, including our five-year strategic plan, could adversely affect our business, results of operations, financial condition and cash flows. We seek to execute on our strategic plan using a variety of growth efforts including driving same-store revenue growth, acquiring additional revenue through strategic acquisitions and adding incremental revenue through our Clicklane platform. Many of the factors that impact our ability to execute our strategic plan, such as the advancement of certain technologies, general economic conditions and legal and regulatory obstacles are beyond our control. We may not adequately anticipate all the demands that our growth will impose on our personnel, procedures and structures, including our financial and reporting control systems, data processing systems, and management structure. Furthermore, we may decide to alter or discontinue aspects of our strategic plan and may adopt alternative or additional strategies in response to business or competitive factors or other factors or events beyond our control. We cannot give assurance that we will be able to execute a substantial portion of our strategic plan which could have a material adverse effect on our financial condition, results of operations, and cash flows.

Goodwill and manufacturer franchise rights comprise a significant portion of our total assets. We must test our goodwill and manufacturer franchise rights for impairment at least annually, which could result in a material, non-cash write-down of goodwill or manufacturer franchise rights and could have a material adverse effect on our results of operations and stockholders’ equity.

Our principal intangible assets are goodwill and our rights under our franchise agreements with vehicle manufacturers. Goodwill and indefinite-lived intangible assets, including manufacturer franchise rights, are subject to impairment assessments at least annually (or more frequently when events or changes in circumstances indicate that an impairment may have occurred) by applying a qualitative or quantitative assessment. A decrease in our market capitalization or profitability increases the risk of goodwill impairment. The fair value of our manufacturer franchise rights is determined by discounting a subset of the projected cash flows at a dealership that we attribute to the value of the franchise. Changes to the business mix or declining cash flows in a dealership increase the risk of impairment.

During the first quarter of 2020, we recorded a $23.0 million non-cash impairment charge related to our intangible manufacturer franchise rights. We cannot accurately predict the amount and timing of any additional impairment charge at this time; however, any such impairment charge could have an adverse effect on our results of operations and stockholders’ equity.

During the years ended December 31, 2019 and 2018, we recognized $7.1 million and $3.7 million, respectively, in pre-tax non-cash impairment charges associated with manufacturer franchise rights recorded at certain dealerships.

Risks Related to Macroeconomic and Market Conditions

The automotive retail industry is sensitive to unfavorable changes in general economic conditions and various other factors that could affect demand for our products and services, which could have a material adverse effect on our business, our ability to implement our strategy and our results of operations.

Our future performance will be impacted by general economic conditions including: changes in employment levels; consumer demand, preferences and confidence levels; the availability and cost of credit; fuel prices; levels of discretionary personal income; and interest rates. We also are subject to economic, competitive and other conditions prevailing in the various markets in which we operate, even if those conditions are not prominent nationally.

Retail vehicle sales are cyclical and historically have experienced periodic downturns characterized by oversupply and weak demand, which could result in a need for us to lower the prices at which we sell vehicles, which would reduce our revenue per vehicle sold and our margins. Additionally, a shift in consumer’s vehicle preferences driven by pricing, fuel costs or other factors may have a material adverse effect on our revenues, margins and results of operations.

Changes in general economic conditions may make it difficult for us to execute our business strategy. In such an event, we may be required to enter into certain transactions in order to generate additional cash, which may include, but not be limited to, selling certain of our dealerships or other assets or increasing borrowings under our existing, or any future, credit facilities. There can be no assurance that, if necessary, we would be able to enter into any such transactions in a timely manner or on reasonable terms, if at all. Furthermore, in the event we were required to sell dealership assets, the sale of any material portion of such assets could have a material adverse effect on our revenue and profitability.

Adverse conditions affecting one or more of the vehicle manufacturers with which we hold franchises or their inability to deliver a desirable mix of vehicles that our consumers demand, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Historically, we have generated most of our revenue through new vehicle sales, and new vehicle sales also tend to lead to sales of higher-margin products and services, such as F&I products and vehicle-related parts and service. As a result, our profitability is dependent to a great extent on various aspects of vehicle manufacturers’ operations, many of which are outside of our control. Our ability to sell new vehicles is dependent on manufacturers’ ability to design and produce, and willingness to allocate and deliver to our dealerships, a desirable mix of popular new vehicles that consumers demand. Popular vehicles may often be difficult to obtain from manufacturers for a number of reasons, including the fact that manufacturers generally allocate their vehicles to dealerships based on sales history and capital expenditures associated with such dealerships. Further, if a manufacturer fails to produce desirable vehicles or develops a reputation for producing undesirable vehicles or produces vehicles that do not comply with applicable laws or government regulations, and we own dealerships which sell that manufacturer’s vehicles, our revenues from those dealerships could be adversely affected as consumers shift their vehicle purchases away from that brand.

Although we seek to limit our dependence on any one vehicle manufacturer, there can be no assurance that the brand mix allocated and delivered to our dealerships by the manufacturers will be appropriate or sufficiently diverse to protect us from a significant decline in the desirability of vehicles manufactured by a particular manufacturer or disruptions in a manufacturer’s ability to produce vehicles. For the LTM Period, manufacturers representing 5% or more of our revenues from new vehicle sales were as follows:

Manufacturer (Vehicle Brands):	% of Total New Vehicle Revenues
Toyota Motor Sales, U.S.A., Inc. (Toyota and Lexus)	25%
American Honda Motor Co., Inc. (Honda and Acura)	19%
Mercedes-Benz USA, LLC (Mercedes-Benz and Sprinter)	12%
Ford Motor Company (Ford and Lincoln)	6%
Nissan North America, Inc. (Nissan and Infiniti)	6%
BMW of North America, LLC (BMW and Mini)	6%

Similar to automotive retailers, vehicle manufacturers may be affected by the long-term U.S. and international economic climate. In addition, we remain vulnerable to other matters that may impact the manufacturers of the vehicles we sell, many of which are outside of our control, including: (i) changes in their respective financial condition; (ii) changes in their respective marketing efforts; (iii) changes in their respective reputation; (iv) manufacturer and other product defects, including recalls; (v) changes in their respective management; (vi) disruptions in the production and delivery of vehicles and parts due to natural disasters or other reasons (for example, anticipated shortages in the supply of semiconductor chips may adversely impact the number of vehicles which manufacturers are able to produce); and (vii) issues with respect to labor relations. Our business is highly dependent on consumer demand and brand preferences for our manufacturers’ products. Manufacturer recall campaigns are a common occurrence that have accelerated in frequency and scope. Manufacturer recall campaigns could (i) adversely affect our new and used vehicle sales or customer residual trade-in valuations, (ii) cause us to temporarily remove vehicles from our inventory, (iii) force us to incur increased costs, and (iv) expose us to litigation and adverse publicity related to the sale of recalled vehicles, which could have a material adverse effect on our business, results of operations, financial condition and cash flows. Vehicle manufacturers that produce vehicles outside of the U.S. are subject to additional risks including changes in quotas, tariffs or duties, fluctuations in foreign currency exchange rates, regulations governing imports and the costs related thereto, and foreign governmental regulations.

Adverse conditions that materially affect a vehicle manufacturer and its ability to profitably design, market, produce or distribute desirable new vehicles could in turn materially adversely affect our ability to (i) sell vehicles produced by that manufacturer, (ii) obtain or finance our new vehicle inventories, (iii) access or benefit from manufacturer financial assistance programs, (iv) collect in full or on a timely basis any amounts due therefrom and/or (v) obtain other goods and services provided by the impacted manufacturer. In addition, we depend on manufacturers’ ability to design, produce and supply parts to us and any failure to do so could have a material adverse effect on our parts and services business. Our business, results of operations, financial condition and cash flows could be materially adversely affected as a result of any event that has an adverse effect on any vehicle manufacturer.

In addition, if a vehicle manufacturer’s financial condition worsens and it seeks protection from creditors in bankruptcy or similar proceedings, or otherwise under the laws of its jurisdiction of organization, (i) the manufacturer could seek to terminate or reject all or certain of our franchises, (ii) if the manufacturer is successful in terminating all or certain of our franchises, we may not receive adequate compensation for those franchises, (iii) our cost to obtain financing for our new vehicle inventory may increase or no longer be available from such manufacturer’s captive finance subsidiary, (iv) consumer demand for such manufacturer’s products could be materially adversely affected, especially if costs related to improving such manufacturer’s financial condition are factored into the price of its products, (v) there may be a significant disruption in the availability of consumer credit to purchase or lease that manufacturer’s vehicles or negative changes in the terms of such financing, which may negatively impact our sales or (vi) there may be a reduction in the value of receivables and inventory associated with that manufacturer, among other things. The occurrence of any one or more of these events could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Furthermore, the automotive manufacturing supply chain spans the globe. As such, supply chain disruptions resulting from natural disasters, adverse weather and other events may affect the flow of vehicle and parts inventories to us or our manufacturing partners. For example, in early 2020, the outbreak of a novel coronavirus in Wuhan, China led to quarantines of a significant number of cities across the United States and other countries and widespread disruptions to travel and economic activity. Until such time as the coronavirus is fully contained, we may continue to experience disruptions in the (i) supply of vehicle and parts inventories, (ii) ability and willingness of our customers to visit our stores to purchase products or service their vehicles and (iii) overall health of our labor force. At this time, it is unclear what effect, if any, the outbreak and resulting disruptions may continue to have on the automotive manufacturing vehicle and parts supply chain, the health of our labor force and the ability and willingness of our customers to visit our stores to purchase products or service their vehicles. Such disruptions could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Substantial competition in automobile sales and services may have a material adverse effect on our results of operations.

The automotive retail and service industry is highly competitive with respect to price, service, location, and selection. Our competition includes: (i) franchised automobile dealerships in our markets that sell the same or similar new and used vehicles; (ii) privately negotiated sales of used vehicles; (iii) other used vehicle retailers, including regional and national vehicle rental companies; (iv) companies with a primarily internet-based business model, such as Carvana, and used vehicle brokers that sell used vehicles to consumers; (v) service center and parts supply chain stores; and (vi) independent service and repair shops.

We do not have any cost advantage over other retailers in purchasing new vehicles from manufacturers. We typically rely on our advertising, merchandising, sales expertise, service reputation, strong local branding and dealership location to sell new vehicles. Because our dealer agreements only grant us a non-exclusive right to sell a manufacturer’s product within a specified market area, our revenues, gross profit and overall profitability may be materially adversely affected if competing dealerships expand their market share. Further, our vehicle manufacturers may decide to award additional franchises in our markets in ways that negatively impact our sales.

The internet has become a significant part of the advertising and sales process in our industry. Customers are using the internet to shop, and compare prices, for new and used vehicles, automotive repair and maintenance services, F&I products and other automotive products. If we are unable to effectively use the internet to attract customers to our own online channels, such as our Clicklane platform, and mobile applications, and, in turn, to our stores, our business, financial condition, results of operations and cash flows could be materially adversely affected. Additionally, the growing use of social media by consumers increases the speed and extent that information and opinions can be shared, and negative posts or comments on social media about us or any of our stores could damage our reputation and brand names, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Additionally, if one or more companies are permitted to circumvent the state franchise laws of several states in the United States, such as Tesla, thereby permitting them to sell their new vehicles directly to consumers without the requirements of establishing a dealer network, they may be able to have a competitive advantage over the traditional dealers, which could have a material adverse effect on our sales in those states, which in turn, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are dependent upon our relationships with the manufacturers of vehicles that we sell and are subject to restrictions imposed by, and significant influence from, these vehicle manufacturers. Any of these restrictions or any changes or deterioration of these relationships could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are dependent on our relationships with the manufacturers of the vehicles we sell, which have the ability to exercise a great deal of control and influence over our day-to-day operations, as a result of the terms of our dealer, framework and related agreements. We may obtain new vehicles from manufacturers, service vehicles, sell new vehicles and display vehicle manufacturers’ trademarks only to the extent permitted under these agreements. The terms of these agreements may conflict with our interests and objectives and may impose limitations on key aspects of our operations, including acquisition strategy and capital spending.

For example, manufacturers can set performance standards with respect to sales volume, sales effectiveness and customer satisfaction, and require us to obtain manufacturer consent before we can acquire dealerships selling a manufacturer’s automobiles. From time to time, we may be precluded under agreements with certain manufacturers from acquiring additional franchises, or subject to other adverse actions, to the extent we are not meeting certain performance criteria at our existing stores (with respect to matters such as sales volume, customer satisfaction and sales effectiveness) until our performance improves in accordance with the agreements, subject to applicable state franchise laws. In addition, many vehicle manufacturers place limits on the total number of franchises that any group of affiliated dealerships may own and certain manufacturers place limits on the number of franchises or share of total brand vehicle sales that may be maintained by an affiliated dealership group on a national, regional or local basis, as well as limits on store ownership in contiguous markets. If we reach any of these limits, we may be prevented from making further acquisitions, or we may be required to dispose of certain dealerships, which could adversely affect our future growth. We cannot provide assurance that manufacturers will approve future acquisitions timely, if at all, which could significantly impair the execution of our acquisition strategy.

In addition, certain manufacturers use a dealership’s manufacturer-determined customer satisfaction index (“CSI”) score as a factor governing participation in incentive programs. To the extent we do not meet minimum score requirements, our future payments may be materially reduced or we may be precluded from receiving certain incentives, which could materially adversely affect our business, financial condition, results of operations and cash flows.

Manufacturers also typically establish facilities and minimum capital requirements for dealerships on a case-by-case basis. In certain circumstances, including as a condition to obtaining consent to a proposed acquisition, a manufacturer may require us to remodel, upgrade or move our facilities, and capitalize the subject dealership at levels we would not otherwise choose to fund, causing us to divert our financial resources away from uses that management believes may be of higher long-term value to us. Delays in obtaining, or failing to obtain, manufacturer consent, would impede our ability to execute acquisitions that we believe would integrate well with our overall strategy and limit our ability to expand our business.

Manufacturers can also establish new franchises or relocate existing franchises, subject to applicable state franchise laws. The establishment or relocation of franchises in our markets could have a material adverse effect on the business, financial condition and results of operations of our dealerships in the market in which the action is taken.

Manufacturers may also limit our ability to divest one or more of our dealerships in a timely manner or at all. Most of our dealer agreements provide the manufacturer with a right of first refusal to purchase any of the manufacturer’s franchises we seek to sell. Divestitures may also require manufacturer consent and failure to obtain consent would require us to find another potential buyer or wait until the buyer is able to meet the requirements of the manufacturer. A delay in the sale of a dealership could have a negative impact on our business, financial condition, results of operations, and cash flows.

Manufacturers may terminate or may not renew our dealer and framework agreements, or may compel us to divest our dealerships, for a number of reasons, including default under the agreement, any unapproved change of control (which specific changes vary from manufacturer to manufacturer, but which include material changes in the composition of our Board of Directors during a specified time period, the acquisition of 5% or more of our voting stock by another vehicle manufacturer or distributor, the acquisition of 20% or more of our voting stock by third parties, and the acquisition of an ownership interest sufficient to direct or influence management and policies), or certain other unapproved events (including certain extraordinary corporate transactions such as a merger or sale of all or substantially all of our assets). Triggers of these clauses are often based upon actions by our stockholders and are generally outside of our control. Restrictions on any unapproved changes of ownership or management may adversely impact our value, as they may prevent or deter prospective acquirers from gaining control of us. In addition, actions taken by a manufacturer to exploit its bargaining position in negotiating the terms of renewals of franchise agreements or otherwise, could also have a material adverse effect on our revenues and profitability.

There can be no assurances that we will be able to renew our dealer and framework agreements on a timely basis, on acceptable terms, or at all. Our business, financial condition and results of operations may be materially adversely affected to the extent that our rights become compromised or our operations are restricted due to the terms of our dealer or framework agreements or if we lose franchises representing a significant percentage of our revenues due to termination or failure to renew such agreements.

If vehicle manufacturers reduce or discontinue sales incentive, warranty or other promotional programs, our financial condition, results of operations and cash flows may be materially adversely affected.

We benefit from certain sales incentive, warranty, and other promotional programs of vehicle manufacturers that are intended to promote and support their respective new vehicle sales. Key incentive programs include: (i) customer rebates on new vehicles; (ii) dealer incentives on new vehicles; (iii) special financing or leasing terms; (iv) warranties on new and used vehicles; and (v) sponsorship of used vehicle sales by authorized new vehicle dealers. Vehicle manufacturers often make many changes to their incentive programs. Any reduction or discontinuation of manufacturers’ incentive programs for any reason, including a supply and demand imbalance, may reduce our sales volume which, in turn, could have a material adverse effect on our results of operations, cash flows, and financial condition.

Certain trends relating to the COVID-19 pandemic and semiconductor shortage have positively impacted our business, but there can be no assurances that these impacts will be sustained through the remainder of the pandemic or in subsequent periods.

Certain trends relating to the COVID-19 pandemic and semiconductor shortage have positively impacted our business as consumer demand for our vehicles have sustained while the COVID-19 pandemic and semiconductor shortage has raised prices. While we expect the semiconductor shortage to decline following the COVID-19 pandemic, it is difficult to ascertain with precision the positive impact to our business attributable to the semiconductor shortage, and there can be no assurances that these positive trends during the COVID-19 pandemic will be sustained through the remainder of the pandemic or in subsequent periods.

Technological advances, including increases in ride sharing applications, electric vehicles and autonomous vehicles in the long-term could have a material adverse effect on our business.

The automotive industry is predicted to experience change over the long-term. Shared vehicle services such as Uber and Lyft provide consumers with increased choice in their personal mobility options. The effect of these and similar mobility options on the retail automotive industry is uncertain, and may include lower levels of new vehicles sales. In addition, technological advances are facilitating the development of driverless vehicles. The eventual timing of widespread availability of driverless vehicles is uncertain due to regulatory requirements, additional technological requirements, and uncertain consumer acceptance of these vehicles. The effect of driverless vehicles on the automotive retail industry is uncertain and could include changes in the level of new and used vehicles sales, the price of new vehicles, and the role of franchised dealers, any of which could materially adversely affect our business, financial condition, results of operations and cash flows. The widespread adoption of electric and battery powered vehicles also could have a material adverse effect on the profitability of our parts and service business.

Risks Related to the LHM Acquisition

The LHM Acquisition, if consummated, will create numerous risks and uncertainties which could adversely affect our business and results of operations.

After consummation of the LHM Acquisition, we will have significantly more sales, assets and employees than we did prior to the transaction. The integration process will require us to expend significant capital and significantly expand the scope of our operations and financial systems. Our management will be required to devote a significant amount of time and attention to the process of integrating the operations of our business with that of the Dealership Entities, the TCA Entities and the Real Estate Entities. There is a significant degree of difficulty and management involvement inherent in that process.

These difficulties include:

•	integrating the operations of the LHM Business while carrying on the ongoing operations of our business;

•	managing a significantly larger company than before consummation of the LHM Acquisition;

•	the possibility of faulty assumptions underlying our expectations regarding the integration process, including, among other things, unanticipated delays, costs or inefficiencies;

•	the effects of unanticipated liabilities;

•	operating a more diversified business;

•	integrating two separate business cultures, which may prove to be incompatible;

•	operating the TCA Insurance Business, including our ability to obtain and maintain all necessary regulatory approvals;

•	attracting and retaining the necessary personnel associated with the LHM Business following the LHM Acquisition;

•	creating uniform standards, controls, procedures, policies and information systems and controlling the costs associated with such matters;

•	integrating information, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems; and

•	broader national footprint including states in which we may not have previously done business.

As private companies, the Dealership Entities, TCA Entities and Real Estate Entities are not required to obtain an audit of its internal control over financial reporting or otherwise have such internal control assessed, except to the extent required in connection with audits pursuant to GAAP; however, following the consummation of the LHM Acquisition, they will be subject to the internal control requirements of the Company.

If any of these factors limit our ability to integrate the LHM Business into our operations successfully or on a timely basis, the expectations of future results of operations, including certain run-rate synergies expected to result from the LHM Acquisition, might not be met. As a result, we may not be able to realize the expected benefits that we seek to achieve from the LHM Acquisition, which could also affect our ability to service our debt obligations, including the Notes. In addition, we may be required to spend additional time or money on integration that otherwise would be spent on the development and expansion of our business, including efforts to further expand our product portfolio.

We may be unable to realize the anticipated cost savings or operational improvements or may incur additional and/or unexpected costs in order to realize them.

There can be no assurance that we will be able to realize the anticipated cost savings and medium term operating synergies from the proposed transaction in the anticipated amounts or within the anticipated timeframes or at all. We anticipate $65 million of cost savings following the LHM Acquisition from reduced corporate costs due to the elimination of family management fees and reduced costs associated with certain information technology and advertising costs. We anticipate annualized run-rate operating synergies over the medium term following the closing of the LHM Acquisition of approximately $75.0 million, inclusive of approximately $10.0 million of costs we expect to incur to realize such operating synergies. These operating synergies are expected to result primarily from the integration of the TCA Insurance Business’s services across our dealership portfolio.

These operating synergies or any cost savings that we expect to realize, including reduced corporate costs due to the elimination of family management fees and certain vendor contracts, may differ materially from our estimates. We cannot provide assurances that these anticipated operating synergies or cost savings will be achieved or that our programs and improvements will be completed as anticipated or at all. In addition, any cost savings that we realize may be offset, in whole or in part, by reductions in revenues or through increases in other expenses.

The projections and assumptions related to operating synergies and cost savings contained in this prospectus supplement are based on our current estimates, but they involve risks, uncertainties, projections and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements, express or implied. Neither our independent auditors, nor any other independent auditors, have examined, compiled or performed any procedures with respect to these projections, nor have they expressed any opinion, or any other form of assurance on such information or their achievability. Assumptions relating to these projections involve subjective decisions and judgments with respect to, among other things, the estimated impact of certain operational adjustments, including the reduction in corporate costs and leveraging our scale to reduce costs related to purchasing certain equipment, supplies and services through national vendor relationships, as well the expected integration of the TCA Insurance Business’s services, including vehicle service contracts, prepaid maintenance, protection plans, key and replacement, leased vehicle protection and tire and wheel protection, across our dealership portfolio. Although our management believes these estimates and assumptions to be reasonable, any of the assumptions could be inaccurate and investors should not place undue reliance upon the calculation of Pro Forma Adjusted EBITDA or Pro Forma Adjusted EBITDAR after anticipated cost savings given how they are calculated and the possibility that the underlying estimates and assumptions may ultimately not reflect actual results. Any of the assumptions could be inaccurate and, therefore, there can be no assurance that Pro Forma Adjusted EBITDA or Pro Forma Adjusted EBITDAR described herein will prove to be accurate or that the objectives and plans expressed will be achieved. The internal financial projections used to calculate estimated operating synergies and cost savings also do not take into account any circumstances or events occurring after the date on which they were prepared. These internal financial projections reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the internal financial projections will be realized or that actual results will not be significantly higher or lower than projected. We undertake no obligation to update or otherwise revise or reconcile these internal financial projections whether as a result of new information, future events or otherwise.

Failure to realize the expected costs savings and operating synergies related to the LHM Acquisition could result in increased costs and have an adverse effect on the Combined Company’s financial results and prospects.

If the LHM Acquisition is consummated, our post-closing recourse for liabilities related to the LHM Business is limited.

As part of the LHM Acquisition, we will assume certain liabilities of the Dealership Entities, TCA Entities and Real Estate Entities. There may be liabilities that we failed or were unable to discover in the course of performing due diligence investigations into the LHM Business. In addition, as the LHM Business is integrated, we may learn additional information about such LHM Business, such as unknown or contingent liabilities or other issues relating to the operations of the LHM Business. Any such liabilities or issues, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations. Under the Equity Purchase Agreement, the Sellers will be liable for certain breaches of representations, warranties and covenants but our recovery may be contingent upon the aggregate damages arising out of any such breaches exceeding specified dollar thresholds and is subject to other time-based and monetary-based limitations. Accordingly, we may not be able to enforce certain claims against the sellers with respect to liabilities of the LHM Business.

We do not currently control the LHM Business and will not control the LHM Business until completion of the LHM Acquisition.

We do not currently control the LHM Business and will not control the LHM Business until completion of the LHM Acquisition. The Equity Purchase Agreement imposes certain limitations on how the LHM Business are managed, but we cannot assure you that the LHM Business will be operated in the same way as it would be under our control.

The pro forma financial information in this prospectus supplement may not be reflective of our operating results and financial condition following the Transactions, particularly if less than all of the assets of the LHM Business are acquired.

The pro forma financial information included in this prospectus supplement is derived from our and the LHM Business’s historical audited and unaudited financial statements. We prepared the pro forma information based upon available information and assumptions and estimates that we believe are reasonable. This pro forma information may not necessarily reflect what our results of operations and financial position would have been had the Transactions occurred during the periods presented or what our results of operations and financial position will be in the future. For example, the financing, integration, restructuring and transaction costs related to the LHM Acquisition could be higher or lower than currently estimated. Furthermore, if less than all assets of the LHM Business are acquired, then the pro forma financial information included in this prospectus supplement will not reflect the Combined Company after the closing of the LHM Acquisition, and we are required to close the LHM acquisition with no more than sixty-five percent (65%) of the aggregate 2020 revenue percentage of all of the LHM Dealership Business’s new car dealerships. In addition, our customers may not buy products or services from us following completion of the Transactions in the expected amounts, and, as a result, our revenue could materially decline or any anticipated increases in our revenue could be lower than expected.

We may not acquire all assets of the LHM Business.

The LHM Acquisition may be consummated in two separate closings. The First Closing is expected to be held upon the receipt of Manufacturer Consents for new car dealerships being obtained in the Equity Purchase

Agreement which represent, in the aggregate, no less than sixty-five percent (65%) of the aggregate 2020 revenue percentage of all of the LHM Dealership Business’s new car dealerships. The Second Closing, if necessary, shall occur as soon as practicable following the First Closing and is expected to include the remaining dealership entities that were not acquired in the First Closing, the real estate related to these remaining dealerships and any remaining entities related to the TCA Insurance Business. The acquisition of each such remaining dealership entity (and such related assets) is subject to the receipt of the relevant automotive manufacturer approval. Furthermore, there is no guarantee that the portion of the LHM Business that is acquired (if less than 100%) will reflect the same percentage of revenue, assets and other financial metrics for any subsequent period. See “Summary—The Transactions.”

Consummation of the LHM Acquisition is conditioned upon the completion of the conditions outlined above and throughout this offering and certain other customary conditions. In this regard, as a result of negotiations with OEMs in connection with the LHM Acquisition, we anticipate that we will be required to dispose of six dealership franchises with aggregate revenue and total assets for the LTM Period of $645.0 million and as of September 30, 2021 of $94.4 million, respectively, by the end of the first quarter of 2022. We can give no assurance that the terms and conditions will be met or that the First Closing or the Second Closing will occur or that we will not be required to dispose of additional dealerships.

The TCA Insurance Business is subject to a wide range of federal, state, and local laws and regulations, some of which Asbury may not have been previously subject.

The TCA Insurance Business is, and will continue to be, subject to a wide range of federal, state, and local laws and regulations, to some of which Asbury may not have been previously subject. Such laws and regulations include but are not limited to:

•	state and local licensing requirements;

•	federal and state laws regulating vehicle financing; and

•	federal and state consumer protection laws.

No assurance can be given that applicable statutes, regulations, and other laws will not be amended or construed differently, that new laws will not be adopted, or that any of these laws will not be enforced more aggressively. For example, changes in the regulatory and supervisory environments could adversely affect the TCA Insurance Business in substantial and unpredictable ways. Further, the TCA Insurance Business’ noncompliance with applicable laws – whether as a result of changes in interpretation or enforcement, system or human errors, or otherwise – could result in the suspension or revocation of licenses or registrations necessary to operation, or the initiation of enforcement actions or private litigation.

Risks Related to Legal and Regulatory Matters

If state laws that protect automotive retailers are repealed, weakened, or superseded by our framework agreements with manufacturers, our dealerships will be more susceptible to termination, non-renewal, or renegotiation of their dealer agreements, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Applicable state laws generally provide that an automobile manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with written notice setting forth “good cause” and stating the grounds for termination or non-renewal. Some state laws allow dealers to file protests or petitions or allow them to attempt to comply with the manufacturer’s criteria within a notice period to avoid the termination or non-renewal. Our framework agreements with certain manufacturers contain provisions that, among other things, attempt to limit the protections available to dealers under these laws, and, though unsuccessful to date, manufacturers’ ongoing lobbying efforts may lead to the repeal or revision of these laws. If these laws are repealed in the states in which we operate, manufacturers may be able to terminate our franchises without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of these state laws, it may also be more difficult for us to renew our dealer agreements upon expiration. Changes in laws that provide manufacturers the ability to terminate our dealer agreements could materially adversely affect our business, results of operations, financial condition and cash flows. Furthermore, if a manufacturer seeks protection from creditors in bankruptcy, courts have held that the federal bankruptcy laws may supersede the state laws that protect automotive retailers resulting in either the termination, non-renewal or rejection of franchises by such manufacturers, which, in turn, could materially adversely affect our business, result of operations, financial condition and cash flows.

A failure of any of our information systems or those of our third-party service providers, or a data security breach with regard to PII about our customers or employees, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We depend on the efficient operation of our information systems and those of our third-party service providers. We rely on information systems at our dealerships in all aspects of our sales and service efforts, as well in the preparation of our consolidated financial and operating data. All of our dealerships currently operate on a common dealer management system (“DMS”). Our business could be significantly disrupted if (i) the DMS fails to integrate with other third-party information systems, customer relations management tools or other software, or to the extent that any of these systems become unavailable to us or fail to perform as designed for an extended period of time or (ii) our relationship with our DMS provider or any other third-party provider deteriorates. Additionally, any disruption to access and connectivity of our information systems due to natural disasters, power loss or other reasons could disrupt our business operations, impact sales and results of operations, expose us to customer or third-party claims, or result in adverse publicity.

Additionally, in the ordinary course of business, we and our partners receive significant PII about our customers in order to complete the sale or service of a vehicle and related products. We also receive PII from our employees. The regulatory environment surrounding information security and privacy is increasingly demanding, with numerous state and federal regulations, as well as payment card industry and other vendor standards, governing the collection and maintenance of PII from consumers and other individuals. We believe the automotive dealership industry is a particular target of identity thieves, as there are numerous opportunities for a data security breach, including cyber-security breaches, burglary, lost or misplaced data, scams, or misappropriation of data by employees, vendors or unaffiliated third parties. Because of the increasing number and sophistication of cyber-attacks, and despite the security measures we have in place and any additional measures we may implement or adopt in the future, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism and/or other events. Alleged or actual data security breaches can increase costs of doing business, negatively affect customer satisfaction and loyalty, expose us to negative publicity, individual claims or consumer class actions, administrative, civil or criminal investigations or actions, and infringe on proprietary information, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our operations are subject to extensive governmental laws and regulations. If we are found to be in purported violation of or subject to liabilities under any of these laws or regulations, or if new laws or regulations are enacted that adversely affect our operations, our business, results of operations, financial condition, cash flows, reputation and prospects could suffer.

The automotive retail industry, including our facilities and operations, is subject to a wide range of federal, state, and local laws and regulations, such as those relating to motor vehicle sales, retail installment sales, leasing, F&I, marketing, licensing, consumer protection, consumer privacy, escheatment, anti-money laundering, environmental, vehicle emissions and fuel economy, and health and safety. In addition, with respect to employment practices, we are subject to various laws and regulations, including complex federal, state, and local wage and hour and anti-discrimination laws. The violation of the laws or regulations to which we are subject could result in administrative, civil, or criminal sanctions against us, which may include a cease and desist order against the subject operations or even revocation or suspension of our license to operate the subject business, as well as significant fines and penalties. Violation of certain laws and regulations to which we are subject may also subject us to consumer class action or other lawsuits or governmental investigations and adverse publicity. We currently devote significant resources to comply with applicable federal, state, and local regulation of health, safety, environmental, zoning and land use regulations, and we may need to spend additional time, effort, and money to keep our operations and existing or acquired facilities in compliance therewith.

In addition, there is a risk that our employees could engage in misconduct that violates the laws or regulations to which we are subject. It is not always possible to detect or deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. If any of our employees were to engage in misconduct or were to be accused of such misconduct, our business and reputation could be adversely affected.

The Dodd-Frank Act, which was signed into law on July 21, 2010, established the Consumer Financial Protection Bureau (“CFPB”), an independent federal agency funded by the United States Federal Reserve with broad regulatory powers and limited oversight from the United States Congress. Although automotive dealers are generally excluded, the Dodd-Frank Act could lead to additional, indirect regulation of automotive dealers, in particular, their sale and marketing of F&I products, through its regulation of automotive finance companies and other financial institutions. In addition, the CFPB possesses supervisory authority with respect to certain non-bank lenders, including automotive finance companies, participating in automotive financing. The Dodd-Frank Act also provided the Federal Trade Commission (“FTC”) with new and expanded authority regarding automotive dealers. Since then, the FTC has been gathering information on consumer protection issues through roundtables, public comments and consumer surveys. The FTC may exercise its additional rule-making authority to expand consumer protection regulations relating to the sale, financing and leasing of motor vehicles. In 2014, the FTC implemented an enforcement initiative relating to the advertising practices of automotive dealers. In connection therewith, in May 2016, we signed a consent order with the FTC to settle allegations that in certain instances our advertisements did not adequately disclose information about used vehicles with open safety recalls. Under the consent order, we did not agree to make any payments or admit wrong-doing, but we did agree to make certain disclosures in marketing materials and at the point of sale and comply with certain record-keeping obligations.

Continued pressure from the CFPB, FTC, and other federal agencies could lead to significant changes in the manner that dealers are compensated for arranging customer financing, and while it is difficult to predict how any such changes might impact us, any adverse changes could have a material adverse impact on our F&I business and results of operations. Furthermore, we expect that new laws and regulations, particularly at the federal level, in other areas may be enacted, which could also materially adversely impact our business.

Environmental laws and regulations govern, among other things, discharges into the air and water, storage of petroleum substances and chemicals, the handling and disposal of solid and hazardous wastes, investigation and remediation of contamination. Similar to many of our competitors, we have incurred and expect to continue to incur capital and operating expenditures and other costs to comply with such federal and state statutes. In addition, we may become subject to broad liabilities arising out of contamination at our currently and formerly owned or operated facilities or at facilities that we may own in the future, including those to be acquired in the LHM Acquisition, at locations to which hazardous substances were transported from such facilities, and at such locations related to entities formerly affiliated with us. Liability under these laws and regulations can be imposed on a joint and several basis and without regard to fault For such potential liabilities, we believe we are entitled to indemnification from other entities. However, we cannot provide assurance that such entities will view their obligations as we do or will be able or willing to satisfy them. We may have indemnity obligations for liabilities relating to contamination at our currently or formerly owned and/or operated facilities as part of the acquisition or divestiture of certain properties in the ordinary course of business. Failure to comply with applicable laws and regulations, or significant additional expenditures required to maintain compliance therewith, could have a material adverse effect on our business, results of operations, financial condition or cash flows.

A significant judgment against us or the imposition of a significant fine could have a material adverse effect on our business, financial condition and future prospects. We further expect that, from time to time, new laws and regulations, particularly in the environmental area will be enacted, and compliance with such laws, or penalties for failure to comply, could significantly increase our costs. For example, vehicle manufacturers are subject to government-mandated fuel economy and greenhouse gas emission standards, which continue to change and become more stringent over time. Failure of a manufacturer to develop passenger vehicles and light trucks that meet these and other government standards could subject the manufacturer to substantial penalties, increase the cost of vehicles sold to us, and adversely affect our ability to market and sell vehicles to meet consumer needs and desires, which could have a material adverse effect on our business, results of operations, financial condition or cash flows.

We are subject to risks related to the provision of employee health care benefits, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We use a combination of insurance and self-insurance for health care plans. We record expenses under those plans based on estimates of the costs of expected claims, administrative costs, stop-loss insurance premiums, and expected health care trends. Actual costs under these plans are subject to variability that is dependent upon participant enrollment, demographics and the actual costs of claims made. Negative trends in any of these areas, including negative trends arising as a result of the COVID-19 pandemic, could cause us to incur additional unplanned health care costs, which could adversely impact our business, financial condition, results of operations and cash flows. In addition, if enrollment in our health care plans increases significantly, the additional costs that we will incur may be significant enough to materially affect our business, financial condition, results of operations and cash flows.

We are, and expect to continue to be, subject to legal and administrative proceedings, which, if the outcomes are adverse to us, could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and prospects.

We are involved and expect to continue to be involved in numerous legal proceedings arising out of the conduct of our business, including litigation with customers, employment-related lawsuits, class actions, purported class actions and actions brought by governmental authorities. We do not believe that the ultimate resolution of any known matters will have a material adverse effect on our business, reputation, financial condition, results of operations, cash flows or prospects. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A decline in our credit rating or a general disruption in the credit markets could negatively impact our liquidity and ability to conduct our operations.

A deterioration of our credit rating, or a general disruption in the credit markets, could limit our ability to obtain credit on terms acceptable to us, or at all. In addition, uncertain economic conditions or the re-pricing of certain credit risks may make it more difficult for us to obtain one or more types of funding in the amounts, or at rates considered acceptable to us, at any given time. Our inability to access necessary or desirable funding, or to enter into certain related transactions, at times and at costs deemed appropriate by us, could have a negative impact on our liquidity and our ability to conduct our operations. Any of these developments could also reduce the ability or willingness of the financial institutions that have extended credit commitments to us, or that have entered into hedge or similar transactions with us, to fulfill their obligations to us, which also could have a material adverse effect on our liquidity and our ability to conduct our operations.

We are subject to risks associated with imported product restrictions or limitations, foreign trade and currency valuations.

Our business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, our operations are subject to risks of doing business outside of the United States and importing merchandise, including import duties, exchange rates, trade restrictions, work stoppages, natural or man-made disasters, and general political and socio-economic conditions in other countries. The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions or limitations, or adjust presently prevailing quotas, duties or tariffs. The imposition of new, or adjustments to prevailing, quotas, duties, tariffs or other restrictions or limitations could have a material adverse effect on our business, financial condition, results of operations and cash flows. Relative weakness of the U.S. dollar against foreign currencies in the future may result in an increase in costs to us and in the retail price of such vehicles or parts, which could discourage consumers from purchasing such vehicles and adversely impact our revenues and profitability.

Risks Related to Our Common Stock and this Offering

Our share price could be volatile and could decline, resulting in a substantial or complete loss on your investment.

The stock markets (including the NYSE, on which our common stock is listed) have experienced significant price and volume fluctuations. As a result, the market price of our common stock could be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our financial condition, operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

•	our financial position and operating performance and the financial position and operating performance of similar companies;

•	actual or anticipated differences in our financial position and operating results;

•	changes in our revenue or earnings estimates or those of securities analysts, or recommendations by securities analysts, or our failure to meet such estimates;

•	publication of research reports about us or our industry by securities analysts;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we may incur or equity we may issue in the future;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented or incorporated by reference in this prospectus supplement;

•	actions by institutional stockholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our financial condition or performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, regardless of the merits of such litigation.

This offering and the issuance of additional shares of common stock, in connection with acquisitions or otherwise, will dilute all other shareholdings.

Upon issuance of the shares of common stock in this offering, holders of our common stock will incur immediate and substantial net tangible book value dilution on a per share basis. After giving effect to this offering assuming an offering of 3,300,000 shares, as of October 29, 2021, we would have had an aggregate of approximately 19,340,704 authorized but unissued shares of common stock; 300,710 shares of our common stock issuable in connection with earned, but unvested, performance share units, unearned performance share units and unvested restricted stock units; 1,488,085 shares of our common stock reserved for issuance in connection with future awards that may be granted under our incentive compensation plan, including awards of performance share units, restricted stock units, stock options, stock appreciation rights, restricted stock, phantom stock units and other equity awards; and any shares issuable upon the exercise of the underwriters’ option to purchase additional shares in this offering. Subject to certain volume limitations imposed by the NYSE, we may issue all of these shares without any action or approval by our stockholders. We may issue additional common stock in the future in connection with raising capital, acquisitions, strategic transactions, or for other purposes. Any shares issued either in connection with the foregoing activities, the exercise of stock options or otherwise would dilute the percentage ownership held by investors who purchase our shares in this offering and would reduce our earnings per share.

Sales or issuances of shares of our common stock could adversely affect the market price of our common stock.

Sales or issuances of substantial amounts of shares of our common stock, or the perception that such sales or issuances might occur, could adversely affect the market price of our common stock. The issuance of our common stock in connection with dealership, property or other business acquisitions, the granting of performance share units, restricted stock units or other equity awards under our compensation plans or otherwise could also have an adverse effect on the market price of our common stock. We have an effective registration statement on file to sell common stock or convertible securities in public offerings.

We may incur or issue debt or issue equity, which may negatively affect the market price of our common stock.

We may in the future incur or issue debt or issue equity or equity-related securities. In the event of our liquidation, lenders and holders of our debt and holders of our preferred stock (if any) would receive a distribution of our available assets before common stockholders. Any future incurrence or issuance of debt would increase our interest cost and could adversely affect our results of operations and cash flows. We are not required to offer any additional equity securities to existing common stockholders on a preemptive basis. Therefore, additional issuances of common stock, directly or through convertible or exchangeable securities, warrants or options, will dilute the holdings of our existing common stockholders and such issuances, or the perception of such issuances, may reduce the market price of our common stock. Any preferred stock issued by us would likely have a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders. Because our decision to incur or issue debt or issue equity or equity-related securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Thus, common stockholders bear the risk that our future incurrence or issuance of debt or issuance of equity or equity-related securities will adversely affect the market price of our common stock.

We do not currently intend to pay dividends on our common stock and, consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

We do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Additionally, the terms of our debt agreements limit our ability to pay dividends. Therefore, our stockholders are not likely to receive any dividends on our common stock for the foreseeable future.

USE OF PROCEEDS

The gross proceeds from this offering will be approximately $                million in the aggregate. We intend to use the proceeds of this offering of common stock, together with the proceeds of the Senior Notes Offering, additional borrowings, and cash on hand to fund, if consummated, the LHM Acquisition and pay fees and expenses related to the foregoing, and to use the balance of the proceeds, if any, for general corporate purposes, including other dealership acquisitions or capital investments. See “Capitalization.”

The following table sets forth the estimated sources and uses of funds in connection with the Transactions. The actual sources and uses of funds may vary from the estimated sources and uses of funds in the table and accompanying footnotes set forth below.

Sources and Uses of Funds

(dollars in millions)

Sources	Amount
Senior Notes Offering	$1,500.0
Revolving Credit Facility	235.0
Vehicle Floor Plan Facilities:
New Vehicle Floor Plan Facility(1)	175.1
Used Vehicle Floor Plan Facility	140.0

Common Stock Offering, net	600.0
New Real Estate Facility	600.0
Cash from balance sheet	117.4

Total Sources	$3,367.5

Uses	Amount
Purchase price:
Goodwill	$1,800.0
TCA Enterprise Value(2)	417.5

Real property	740.0
Other assets, net	13.0
Vehicle Inventory:
New Vehicle Inventory	175.1
Used Vehicle Inventory	148.5

Total LHM Acquisition Consideration:(3)	3,294.1

Estimated Fees & Expenses(4)	73.4

Total Uses	$3,367.5

(1)

Reflects estimated borrowings under the New Vehicle Floor Plan Facility expected to be used to fund a portion of the purchase for the LHM Business, which New Vehicle Floor Plan Facility will provide for aggregate borrowings upon the closing of the LHM Acquisition of up to $1.75 billion.

(2)	The enterprise value of the TCA Insurance Business is net of $57.4 million of cash as of September 30, 2021.

(3)

Estimated total LHM Acquisition consideration reflects vehicle inventory of $323.6 million at the LHM Dealership Business as of September 30, 2021 that is expected to be acquired in connection with the consummation of the LHM Acquisition. New and used vehicle inventories at the LHM Dealership Business vary significantly from time to time, and the actual value of vehicle inventories acquired will depend on the actual new and used vehicle inventories at the LHM Dealership Business.

(4)

Consists of our estimate of fees and expenses associated with the Transactions, including commitment fees, commissions and offering expenses related to this offering of common stock, initial purchaser discounts and commissions in connection with the issuance of the 2029 Notes and the 2032 Notes and other financing fees and other transaction costs including advisory and professional fees.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2021:

•	on an actual basis;

•	on an as adjusted basis giving effect to the issuance of common stock herein and the Transactions; and

•	on an as further adjusted basis giving effect to the Other Transactions.

You should read this table in conjunction with our consolidated financial statements and the related notes incorporated by reference herein.

	As of September 30, 2021
	Actual	As Adjusted	As Further Adjusted
	(in millions)
Cash and cash equivalents(1)	$377.4	$401.1	$277.4

2019 Senior Credit Facility:
Revolving Credit Facility(2)	—	$235.0	—
New Vehicle Floor Plan Facility—Non-trade(3)	$161.3	$336.4	$375.4
Used Vehicle Floor Plan Facility(4)	—	140.0	250.0

Total Floor Plan Facilities—Non-trade(5)	$161.3	$476.4	$625.4

Long-term debt (including current portion):
2015 Wells Fargo Master Loan Facility	54.5	54.5	54.5
2018 Wells Fargo Master Loan Facility	83.1	83.1	83.1
2013 BofA Real Estate Facility	31.7	31.7	31.7
2018 BofA Real Estate Facility	80.1	80.1	80.1
2021 BofA Real Estate Facility	182.5	182.5	182.5
New Real Estate Facility(6)	—	600.0	711.9
Mortgage notes payable bearing interest at fixed and variable rates	73.1	73.1	73.1
Capital lease obligations	24.9	24.9	24.9
2028 Notes	405.0	405.0	405.0
2030 Notes	445.0	445.0	445.0
Senior Notes Offering	—	1,500.0	1,500.0

Less: Unamortized premium and debt issuance costs	(8.9)	(34.2)	(34.8)
Long-term debt, including current portion	1,371.0	3,680.7	3,557.0
Total shareholders’ equity	1,301.3	1,853.2	1,853.2

Total capitalization	$2,833.6	$6,010.3	$6,035.6

(1)

As of September 30, 2021, cash and cash equivalents includes $330.6 million of cash and $46.8 million of availability under our floor plan offset accounts, which amounts are generally accessible in our operating cash accounts within one to two days. As adjusted includes $600.0 million of anticipated net proceeds of the Common Stock Offering, after deducting the underwriting discount but before deducting estimated offering expenses. In addition, we expect to grant the underwriters of such Common Stock Offering an option to purchase up to an additional 495,000 shares of our common stock for a period of 30 days after the pricing of the Common Stock Offering. As a result, we could receive additional net proceeds of approximately $90.0 million if the underwriters of such Common Stock Offering exercise their 30-day option in full. As further adjusted reflects approximately $193.0 million of cash and cash equivalents used to fund a portion of the purchase price for the acquisitions described under “Summary—Other Recent Acquisitions and Dispositions” and approximately $204.3 million of anticipated proceeds from the anticipated disposition of six dealerships as a result of negotiations with OEMs in connection with the LHM Acquisition.
(2)

The Revolving Credit Facility component of our 2019 Senior Credit Facility will provide for aggregate borrowings of up to $450.0 million at our discretion prior to or concurrently with the consummation of the LHM Acquisition, subject to a borrowing base. See “Description of Other Indebtedness.” The as adjusted amount reflects an incremental $235.0 million expected to be borrowed under the Revolving Credit Facility to fund a portion of the purchase price for the LHM Acquisition and excludes $10.8 million of letters of credit outstanding thereunder. See “Description of Other Indebtedness—2019 Senior Credit Facility.” The as further adjusted amount excludes $10.8 million of letters of credit outstanding thereunder, and includes the expected repayment of approximately $235.0 million of borrowings under the Revolving Credit Facility from anticipated proceeds from the anticipated disposition of six dealerships.

(3)

As adjusted amount reflects an incremental $175.1 million to be borrowed under the New Vehicle Floor Plan Facility expected to be borrowed to fund a portion of the purchase price for the LHM Acquisition. As further adjusted amount reflects an incremental $51.6 million expected to be borrowed under the New Vehicle Floor Plan Facility to fund a portion of the purchase price for the acquisitions described under “Summary—Other Recent Acquisitions and Dispositions” and a repayment of approximately $12.6 million under the New Vehicle Floor Plan Facility with proceeds from the anticipated disposition of six dealerships.

(4)

As adjusted amount reflects an incremental $140.0 million to be borrowed under the Used Vehicle Floor Plan Facility expected to be borrowed to fund a portion of the purchase price for the LHM Acquisition. As further adjusted amount reflects an incremental $110.0 million expected to be borrowed under the Used Vehicle Floor Plan Facility to fund a portion of the purchase price for the acquisitions described under “Summary—Other Recent Acquisitions and Dispositions.”

(5)

As described in “Use of Proceeds—Sources and Uses of Funds,” the total consideration for the LHM Acquisition reflects vehicle inventory of the LHM Dealership Business as of September 30, 2021. New and used vehicle inventories at the LHM Dealership Business vary significantly from time to time, and the actual value of vehicle inventories acquired will depend on the actual new and used vehicle inventories at the LHM Dealership Business on the closing date of the LHM Acquisition. See “Risk Factors—Risks Related to the LHM Acquisition—We may not acquire all assets of the LHM Business” and “—The pro forma financial information in this prospectus supplement may not be reflective of our operating results and financial condition following the Transactions, particularly if less than all of the assets of the LHM Business are acquired.”

(6)

As adjusted reflects $600.0 million expected to be borrowed under the New Real Estate Facility to fund a portion of the purchase price of the LHM Acquisition. As further adjusted reflects $150.0 expected to be borrowed to fund a portion of the purchase price for the acquisitions described under “Summary—Other Recent Acquisitions and Dispositions” and a repayment of approximately $38.1 million of the New Real Estate Facility with proceeds from the anticipated disposition of six dealerships. See “Description of Other Indebtedness—New Real Estate Facility.”

(7)	Represents the principal amount of the 2029 Notes offered hereby, which will be determined upon pricing thereof.
(8)	Represents the principal amount of the 2032 Notes offered hereby, which will be determined upon pricing thereof.

DESCRIPTION OF OTHER INDEBTEDNESS

2019 Senior Credit Facility

We are party to a credit agreement with Bank of America, N.A. (“Bank of America”), as administrative agent, and the other co-syndication agents and lenders party thereto (as amended, restated or supplemented from time to time, the “2019 Senior Credit Agreement”). The 2019 Senior Credit Agreement provides for a credit facility consisting of a (i) $250.0 million revolving credit facility (the “Revolving Credit Facility”) with a $50.0 million sublimit for letters of credit, (ii) $1.04 billion new vehicle revolving floor plan facility (the “New Vehicle Floor Plan Facility”), and (iii) $160.0 million used vehicle revolving floor plan facility (the “Used Vehicle Floor Plan Facility” and, together with the Revolving Credit Facility and the New Vehicle Floor Plan Facility, the “2019 Senior Credit Facility”), in each case subject to limitations on borrowing availability as set out in the 2019 Senior Credit Agreement.

Subject to the compliance with certain conditions, the 2019 Senior Credit Agreement provides that we and our dealership subsidiaries that are borrowers under the 2019 Senior Credit Facility (collectively, the “Borrowers”) have the ability, at our option, to re-designate a portion of our availability under the Revolving Credit Facility to the New Vehicle Floor Plan Facility or the Used Vehicle Floor Plan Facility, provided that no more than 20% of the aggregate floorplan commitments may be allocated to the Used Vehicle Floorplan Facility. The maximum amount we are allowed to re-designate is determined based on aggregate commitments under the Revolving Credit Facility. In addition, we are able to designate any amounts in the New Vehicle Floor Plan Facility or the Used Vehicle Floor Plan Facility back to the Revolving Credit Facility. The 2019 Senior Credit Agreement also provides that we have the ability, at our option and subject to the receipt of additional commitments from existing or new lenders, to increase the size of the facilities without lender consent in an amount not exceeding the amount equal to the sum of (A) the amount that would make the Consolidated Secured Leverage Ratio equal to 2.00 to 1.00 plus (B) $350 million and provided commitments under the Revolving Credit Facility shall not exceed 20% of the aggregate commitment.

Proceeds from borrowings under the 2019 Senior Credit Facility will be used, among other things, (i) to finance the purchase of new and used vehicles by us and certain of our subsidiaries, (ii) for our working capital needs and the working capital needs of certain of our subsidiaries, and (iii) for other general corporate purposes.

Borrowings under the Revolving Credit Facility bear interest, at our option, based on the London Interbank Offered Rate (“LIBOR”) or the Base Rate, in each case plus an Applicable Rate. The Base Rate is the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the Bank of America prime rate, and (iii) one month LIBOR plus 1.00%. Applicable Rate means with respect to the Revolving Credit Facility, a range from 1.00% to 2.00% for LIBOR loans and 0.15% to 1.00% for Base Rate loans, in each case based on our consolidated total lease adjusted leverage ratio.

In connection with the New Vehicle Floor Plan Facility, we continue to maintain an offset account with Bank of America that allows us to transfer cash as an offset to floor plan notes payable. These transfers reduce the amount of outstanding new vehicle floor plan notes payable that would otherwise accrue interest, while retaining the ability to transfer amounts from the offset account into our operating cash accounts within one to two days. As a result of the use of our floor plan offset account, we experience a reduction in Floor Plan Interest Expense on our Consolidated Statements of Income.

In addition to the payment of interest on borrowings outstanding under the 2019 Senior Credit Facility, we are required to pay a quarterly commitment fee on total unused commitments thereunder. The fee for unused commitments under the Revolving Credit Facility is between 0.15% and 0.40% per year, based on our total lease adjusted leverage ratio, and the fee for unused commitments under the New Vehicle Facility Floor Plan and the Used Vehicle Facility Floor Plan Facility is 0.15% per year.

The 2019 Senior Credit Facility matures, and all amounts outstanding thereunder will be due and payable, on September 25, 2024.

The representations and covenants contained in the 2019 Senior Credit Agreement are customary for financing transactions of this nature including, among others, a requirement to comply with a minimum consolidated current ratio and consolidated fixed charge coverage ratio (each as defined in the 2019 Senior Credit Agreement) and a maximum consolidated total lease adjusted leverage ratio, in each case as set out in the 2019 Senior Credit Agreement. In addition, certain other covenants could restrict our ability to incur additional debt, pay dividends or acquire or dispose of assets.

The 2019 Senior Credit Agreement also provides for events of default that are customary for financing transactions of this nature, including cross-defaults to other material indebtedness. In certain instances, an event of default under either the Revolving Credit Facility or the Used Vehicle Floor Plan Facility could be, or result in, an event of default under the New Vehicle Floor Plan Facility, and vice versa. Upon the occurrence of an event of default, we could be required to immediately repay all amounts outstanding under the applicable facility.

The obligations under the 2019 Senior Credit Agreement are guaranteed by each existing, and will be guaranteed by each of our future, direct and indirect domestic subsidiaries, other than certain immaterial subsidiaries and the TCA Non-Guarantor Subsidiaries. The obligations under the New Vehicle Floor Plan Facility and Used Vehicle Floor Plan Facility are each also guaranteed by us. The obligations under each of the Revolving Credit Facility and the Used Vehicle Floor Plan Facility are collateralized by liens on substantially all of the present and future assets, other than real property, of us and the guarantors. The obligations under the New Vehicle Floor Plan Facility are collateralized by liens on substantially all of the present and future assets, other than real property, of the borrowers under the New Vehicle Floor Plan Facility.

Amendment in connection with the LHM Acquisition

In connection with the LHM Acquisition, we have entered into an amendment to the 2019 Senior Credit Agreement. Upon the delivery of notice and satisfaction of customary closing conditions, in our discretion, the amendment to the 2019 Senior Credit Agreement is expected to, among other things, (1) increase the aggregate commitments under the Revolving Credit Facility to $450.0 million (2) increase the aggregate commitments under the Used Vehicle Floorplan Facility to $350.0 million, (3) increase the aggregate commitments under the New Vehicle Floorplan Facility to $1.75 billion, (4) remove our minimum consolidated current ratio covenant and (5) provide for limited conditionality with respect to the borrowings under the 2019 Senior Credit Agreement to be used to fund a portion of the consideration for the LHM Acquisition. We expect to satisfy these conditions at or prior to the closing of the LHM Acquisition and in no event later than December 31, 2021. In connection with the consummation of the LHM Acquisition, we intend to borrow approximately $235.0 million under the Revolving Credit Facility and approximately $140.0 million under the Used Vehicle Floor Plan Facility.

Other Floor Plan Financing Facilities

In addition to the New Vehicle Floor Plan Facility and Used Vehicle Floor Plan Facility, which are components of our 2019 Senior Credit Facility, we have a floor plan facility with the Ford Motor Credit Company (“Ford Credit”) to purchase new Ford and Lincoln vehicle inventory. Our floor plan facility with Ford Credit was amended in July 2020 and can be terminated by either the Company or Ford Credit with a 30-day notice period. We have also established a floor plan offset account with Ford Credit, which operates in a similar manner to our floor plan offset account with Bank of America. Neither our floor plan facility with Ford Credit nor our facilities for loaner vehicles have stated borrowing limitations.

Borrowings under these other floor plan financing facilities accrue interest at 1.50% above the prime rate.

Under the terms of the collateral documents entered into with the lenders under these other floor plan financing facilities, we and all of our dealership subsidiaries have granted security interests in the vehicle inventory financed under the respective floor plan facilities, as well as the proceeds from the sale of such vehicles, and certain other collateral.

Regardless of whether borrowings are under our 2019 Senior Credit Facility or one of our other floor plan financing facilities, we consider floor plan notes payable to a lender unaffiliated with the manufacturer from which we purchase a new vehicle “Non-Trade” and all floor plan notes relating to used vehicles “Floor Plan Notes Payable-Non-Trade” and a purchase from a lender affiliated with the manufacturer from which we purchase our new vehicle inventory “Floor Plan Notes Payable-Trade.” As of September 30, 2021, we had $22.1 million of Floor Plan Notes Payable-Trade, net and $116.1 million of Floor Plan Notes Payable-Non-Trade, net outstanding. For a more detailed discussion of our floor plan notes payable, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources” for the three months ended September 30, 2021, which is incorporated by reference herein.

The 2028 Notes and 2030 Notes

On February 19, 2020, the Company completed its offering of senior unsecured notes, consisting of $525.0 million aggregate principal amount of Senior Notes due 2028 (the “Existing 2028 Notes”) and $600.0 million aggregate principal amount of the Senior Notes due 2030 (the “Existing 2030 Notes” and together with the Existing 2028 Notes, the “Existing Notes”). The Existing 2028 Notes and Existing 2030 Notes mature on March 1, 2028 and March 1, 2030, respectively.

On March 24, 2020, the Company delivered notice to the sellers terminating the 2019 Asset Purchase Agreement and the Real Estate Purchase Agreement. As a result, the Company redeemed $245.0 million aggregate principal million of the Existing 2028 Notes and $280.0 million aggregate principal amount of the Existing 2030 Notes pursuant to the Special Mandatory Redemption.

In September 2020, the Company completed an add-on issuance of $250.0 million aggregate principal amount of additional senior notes consisting of $125.0 million aggregate principal amount of additional Existing 2028 Notes at a price of 101.00% of par, plus accrued interest from September 1, 2020, and $125.0 million aggregate principal amount of additional Existing 2030 Notes (together with the additional 2028 Notes, the “Additional Notes”) at a price of 101.75% of par, plus accrued interest from September 1, 2020.

2013 BofA Real Estate Facility

On September 26, 2013, we entered into a real estate term loan credit agreement (the “2013 BofA Real Estate Credit Agreement”) with Bank of America, N.A. (“Bank of America”), as lender, providing for term loans in an aggregate amount not to exceed $75.0 million, subject to customary terms and conditions (the “2013 BofA Real Estate Facility”). Term loans under our 2013 BofA Real Estate Facility bear interest, at our option, based on LIBOR plus 1.50% or the Base Rate (as described below) plus 0.50%. The Base Rate is the highest of (i) the Federal Funds rate plus 0.50%, (ii) the Bank of America prime rate, and (iii) one month LIBOR plus 1.0%. Our right to make draws under the 2013 BofA Real Estate Facility terminated on December 26, 2013. We are required to make quarterly principal payments of 1.25% of the initial amount of each loan on a twenty year repayment schedule, with a balloon repayment of the outstanding principal amount of loans due on September 26, 2023. Borrowings under the 2013 BofA Real Estate Facility are guaranteed by each of our operating dealership subsidiaries whose real estate is financed under the 2013 BofA Real Estate Facility, and are collateralized by first priority liens, subject to certain permitted exceptions, on all of the real property financed thereunder.

The representations and covenants contained in the 2013 BofA Real Estate Credit Agreement are customary for financing transactions of this nature, including, among others, a requirement to comply with a minimum consolidated current ratio, minimum consolidated fixed charge coverage ratio and maximum consolidated total lease adjusted leverage ratio, in each case as set out in the 2013 BofA Real Estate Credit Agreement. In addition, certain other covenants could restrict our ability to incur additional debt, pay dividends or acquire or dispose of assets. The 2018 BofA Real Estate Credit Agreement also provides for events of default that are customary for financing transactions of this nature, including cross-defaults to other material indebtedness. Upon the occurrence of an event of default, we could be required by the 2013 BofA Real Estate Credit Agreement to immediately repay all amounts outstanding thereunder.

As of September 30, 2021, we had $31.7 million in term loans outstanding under the 2013 BofA Real Estate Facility.

2015 Wells Fargo Master Loan Facility

On February 3, 2015, certain of our subsidiaries entered into an amended and restated master loan agreement (as amended, restated or supplemented from time to time, the “2015 Wells Fargo Master Loan Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as lender, which provides form term loans to certain of our subsidiaries that are borrowers under the 2015 Wells Fargo Master Loan Agreement in an aggregate amount not to exceed $100.0 million (the “2015 Wells Fargo Master Loan Facility”). Our right to make draws under the 2015 Wells Fargo Master Loan Facility terminated on February 1, 2016. Term loans under the 2015 Wells Fargo Master Loan Facility bear interest based on LIBOR plus 1.85%. We are required to make quarterly principal payments with respect to the initial amount of each loan in 108 equal monthly principal payments based on a hypothetical 19 year amortization schedule, with a balloon repayment of the outstanding principal amount of loans due on February 1, 2025. Borrowings under the 2015 Wells Fargo Master Loan Facility can be voluntarily prepaid in whole or in part any time without premium or penalty. Borrowings under the 2015 Wells Fargo Master Loan Facility are guaranteed by us pursuant to an unconditional guaranty, and all of the real property financed by any of our operating dealership subsidiaries under the 2015 Wells Fargo Master Loan Facility is collateralized by first priority liens, subject to certain permitted exceptions.

The representations, warranties and covenants contained in the 2015 Wells Fargo Master Loan Agreement and the related documents are customary for financing transactions of this nature, including, among others, a requirement to comply with a minimum consolidated current ratio, minimum consolidated fixed charge coverage ratio and maximum consolidated total lease adjusted leverage ratio. In addition, certain other covenants could restrict our ability to incur additional debt, pay dividends or acquire or dispose of assets. The 2015 Wells Fargo Master Loan Agreement also provides for events of default that are customary for financing transactions of this nature, including cross-defaults to other material indebtedness. Upon the occurrence of an event of default, we could be required by the 2015 Wells Fargo Master Loan Facility to immediately repay all amounts outstanding thereunder.

As of September 30, 2021, there was $54.5 million outstanding under the 2015 Wells Fargo Master Loan Facility.

2018 BofA Real Estate Facility

On November 13, 2018, we entered into a real estate term loan credit agreement (as amended, restated or supplemented from time to time, the “2018 BofA Real Estate Credit Agreement”) with Bank of America, as lender, providing for term loans in an aggregate amount not to exceed $128.1 million, subject to customary terms and conditions (the “2018 BofA Real Estate Facility”). Our right to make draws under the 2018 BofA Real Estate Facility terminated on November 13, 2019. Term loans under our 2018 BofA Real Estate Facility bear interest, at our option, based on LIBOR plus 1.90% or the Base Rate (as described below) plus 0.50%. The Base Rate is the highest of (i) the Federal Funds rate plus 0.50%, (ii) the Bank of America prime rate, and (iii) one month LIBOR plus 1.0%. We are required to make quarterly principal payments of 1.25% of the initial amount of each loan on a twenty year repayment schedule, with a balloon repayment of the outstanding principal amount of loans due on November 13, 2025. Borrowings under the 2018 BofA Real Estate Facility are guaranteed by each of our operating dealership subsidiaries whose real estate is financed under the 2018 BofA Real Estate Facility, and are collateralized by first priority liens, subject to certain permitted exceptions, on all of the real property financed thereunder.

The representations and covenants contained in the 2018 BofA Real Estate Credit Agreement are customary for financing transactions of this nature, including, among others, a requirement to comply with a minimum consolidated current ratio, minimum consolidated fixed charge coverage ratio and maximum consolidated total lease adjusted leverage ratio, in each case as set out in the 2018 BofA Real Estate Credit Agreement. In addition, certain other covenants could restrict our ability to incur additional debt, pay dividends or acquire or dispose of assets. The 2018 BofA Real Estate Credit Agreement also provides for events of default that are customary for financing transactions of this nature, including cross-defaults to other material indebtedness. Upon the occurrence of an event of default, we could be required by the 2018 BofA Real Estate Credit Agreement to immediately repay all amounts outstanding thereunder.

As of September 30, 2021, we had $80.1 million of outstanding borrowings under the 2018 Bank of America Facility.

2018 Wells Fargo Master Loan Facility

On November 16, 2018, certain of our subsidiaries entered into a master loan agreement (the “2018 Wells Fargo Master Loan Agreement”) with Wells Fargo Bank, National Association, as lender, which provides for term loans to certain of our subsidiaries that are borrowers under the Wells Fargo Master Loan Agreement in an aggregate amount not to exceed $100.0 million (the “2018 Wells Fargo Master Loan Facility”). Our right to make draws under the 2018 Wells Fargo Master Loan Facility terminated on June 30, 2020. Term loans under the 2018 Wells Fargo Master Loan Facility bear interest based on LIBOR plus an applicable margin based on a pricing grid ranging from 1.50% per annum to 1.85% per annum based on our consolidated total lease adjusted leverage ratio. We are required to make quarterly principal payments with respect to the initial amount of each loan in 108 equal monthly principal payments based on a hypothetical 19 year amortization schedule, with a balloon repayment of the outstanding principal amount of loans due on December 1, 2028. Borrowings under the 2018 Wells Fargo Master Loan Facility can be voluntarily prepaid in whole or in part any time without premium or penalty. Borrowings under the 2018 Wells Fargo Master Loan Facility are guaranteed by us pursuant to an unconditional guaranty, and all of the real property financed by any of our operating dealership subsidiaries under the 2018 Wells Fargo Master Loan Facility is collateralized by first priority liens, subject to certain permitted exceptions.

The representations, warranties and covenants contained in the 2018 Wells Fargo Master Loan Agreement and the related documents are customary for financing transactions of this nature, including, among others, a requirement to comply with a minimum consolidated current ratio, minimum consolidated fixed charge coverage ratio and maximum consolidated total lease adjusted leverage ratio. In addition, certain other covenants could restrict our ability to incur additional debt, pay dividends or acquire or dispose of assets. The 2018 Wells Fargo Master Loan Agreement also provides for events of default that are customary for financing transactions of this nature, including cross-defaults to other material indebtedness. Upon the occurrence of an event of default, we could be required by the 2018 Wells Fargo Master Loan Facility to immediately repay all amounts outstanding thereunder.

As of September 30, 2021, we had $83.1 million outstanding borrowings under the 2018 Wells Fargo Master Loan Facility. There is no further borrowing availability under the 2018 Wells Fargo Master Loan Agreement.

2021 BofA Real Estate Facility

On May 20, 2021, the Company and certain of its subsidiaries borrowed $184.4 million under a real estate term loan credit agreement, dated May 10, 2021 (the “2021 BofA Real Estate Credit Agreement” and, together with the 2013 BofA Real Estate Credit Agreement, the 2015 Wells Fargo Master Loan Agreement and the 2018 BofA Real Estate Agreement, the “Existing Real Estate Credit Agreements”), by the Company and certain of its subsidiaries, Bank of America, N.A., as administrative agent and the various financial institutions party thereto, as lenders, which provides for term loans in an aggregate amount equal to $184.4 million, subject to customary terms and conditions (the “2021 BofA Real Estate Facility” and, together with the 2013 BofA Real Estate Facility, the 2051 Wells Fargo Loan Facility, the 2018 BofA Real Estate Facility and the 2018 Wells Fargo Master Loan Facility, the “Existing Real Estate Facilities”). The Company used the proceeds from these borrowings to finance the exercise of its option to purchase certain of the real property related to the Park Place dealerships. The Company completed the purchase of the real property on May 20, 2021.

Term loans under our 2021 BofA Real Estate Facility bear interest, at our option, based on (1) LIBOR plus 1.65% per annum or (2) the Base Rate (as described below) plus 0.65% per annum. The Base Rate is the highest of (i) the Federal Funds rate plus 0.50%, (ii) the Bank of America prime rate, and (iii) one month LIBOR plus 1.0%. We will be required to make 39 consecutive quarterly principal payments of 1.00% of the initial amount of each loan, with a balloon repayment of the outstanding principal amount of loans due on the maturity date. The 2021 BofA Real Estate Facility matures ten years from the initial funding date. Borrowings under the 2021 BofA Real Estate Facility are guaranteed by us and each of our operating dealership subsidiaries that operates a dealership on, or leases, the real estate now financed under the 2021 BofA Real Estate Facility, and are collateralized by first priority liens, subject to certain permitted exceptions, on all of the real property financed thereunder.

The representations and covenants in the 2021 BofA Real Estate Credit Agreement are customary for financing transactions of this nature, including, among others, a requirement to comply with a minimum consolidated current ratio, minimum consolidated fixed charge coverage ratio and maximum consolidated total lease adjusted leverage ratio, in each case as set out in the 2021 BofA Real Estate Credit Agreement. In addition, certain other covenants could restrict our ability to incur additional debt, pay dividends or acquire or dispose of assets. The 2021 BofA Real Estate Credit Agreement also provides for events of default that are customary for financing transactions of this nature, including cross-defaults to other material indebtedness. Upon the occurrence of an event of default, we could be required by the 2021 BofA Real Estate Credit Agreement to immediately repay all amounts outstanding thereunder.

As of September 30, 2021, we had $182.5 million outstanding borrowings under the 2021 BofA Real Estate Facility.

Bridge Commitment Letter

In connection with the execution of the Acquisition Agreements, we entered into the Bridge Commitment Letter with the Bank of America and JPMorgan Chase Bank, N.A. (the “Commitment Parties”), pursuant to which, among other things, the Commitment Parties and the Bridge Lenders have committed to provide bridge debt financing for the LHM Acquisition, consisting of (i) a $2.35 billion HY Bridge Facility; and (ii) a $900.0 million 364-Day Bridge Facility, the availability of which will be reduced by, among other things, the issuance of the Notes and the consummation of the transactions contemplated by the New Real Estate Facility described below. The obligation of the Bridge Lenders to enter into and make available to us borrowings under the HY Bridge Facility or the 364-Day Bridge Facility is subject to a number of customary conditions, including execution and delivery of certain definitive documentation and absence of a material adverse effect. If necessary, the terms of the HY Bridge Facility and the 364-Day Bridge Facility, including any conditions thereto and covenants thereunder, will be set forth in various definitive documentation to be entered into by the respective parties. The availability under the HY Bridge Facility and the 364-Day Bridge Facility will be reduced or terminated, as applicable, upon consummation of the permanent or alternative financing.

New Real Estate Facility

In connection with the Transactions, we expect to enter into a multi-draw new real estate term loan credit agreement which will become effective prior to the LHM Acquisition (as amended, restated or supplemented from time to time, the “New Real Estate Credit Agreement”) with the various financial institutions party thereto, as lenders, certain of our subsidiaries that own the real estate financed thereunder, as borrowers, and Bank of America, as the administrative agent, providing for term loans in an aggregate amount of up to $775 million, subject to customary terms and conditions (the “New Real Estate Facility”). Term loans under our New Real Estate Facility are expected to bear interest, at our option, based on (1) LIBOR plus an applicable margin based on a pricing grid ranging from 1.55% per annum to 1.95% per annum based on our consolidated total lease adjusted leverage ratio or (2) the Base Rate (as described below) plus an applicable margin based on a pricing grid ranging from 0.55% per annum to 0.95% per annum based on our consolidated total lease adjusted leverage ratio. The Base Rate is the highest of (i) the Federal Funds rate plus 0.50%, (ii) the Bank of America prime rate, and (iii) one month LIBOR plus 1.0%. We will be required to make consecutive quarterly principal payments of 1.25% of the initial amount of each loan, with a balloon repayment of the outstanding principal amount of loans due on the maturity date. The New Real Estate Facility is expected to mature five years from the initial funding date of the facility. Borrowings under the New Real Estate Facility are expected to be guaranteed by us and each of our operating dealership subsidiaries that lease the real estate being financed under the New Real Estate Facility, and are expected to be collateralized by first priority liens, subject to certain permitted exceptions, on all of the real property financed thereunder.

The representations and covenants expected to be contained in the New Real Estate Credit Agreement are customary for financing transactions of this nature, including, among others, a requirement to comply with a minimum consolidated fixed charge coverage ratio and maximum consolidated total lease adjusted leverage ratio, in each case as set out in the New Real Estate Credit Agreement. In addition, certain other covenants could restrict our ability to incur additional debt, pay dividends or acquire or dispose of assets. The New Real Estate Credit Agreement also provides for events of default that are customary for financing transactions of this nature, including cross-defaults to other material indebtedness. Upon the occurrence of an event of default, we could be required by the New Real Estate Credit Agreement to immediately repay all amounts outstanding thereunder.

In connection with the Transactions, we intend to use approximately $600 million of the proceeds of borrowings under the New Real Estate Facility to finance a portion of the LHM Acquisition and the remainder of which may be used to finance a portion of the Stevinson, KC acquisition and AH acquisitions. We will have the ability to make up to five draws under the New Real Estate Facility.

Other Mortgage Notes Payable

As of September 30, 2021, we had $73.1 million of mortgage note obligations. These obligations are collateralized by the associated real estate at our dealership locations.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of our common stock issued pursuant to this offering by non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated or proposed thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may be changed or be subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below, and there can be no assurance that the IRS will not take a position contrary to those discussed below or that any position taken by the IRS will not be sustained.

This summary is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address the tax consequences arising under the laws of any non-U.S., state, or local jurisdiction or under U.S. federal gift and estate tax laws or the effect, if any, of the alternative minimum tax, the Medicare contribution tax imposed on net investment income, or the recently enacted changes to Section 451 of the Code with respect to conforming the timing of income accruals to financial statements. In addition, this discussion does not address tax considerations applicable to an a non-U.S. holder’s particular circumstances or to a non-U.S. holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes and investors therein;

•	tax-exempt organizations or governmental organizations;

•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	regulated investment companies and real estate investment companies;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. expatriates and former citizens or former long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interest which are held by qualified foreign pension funds; and

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold or are considering an investment in our common stock, and partners in such partnerships, should consult their tax advisors regarding the purchase, ownership and disposition of our common stock.

YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, U.S. ALTERNATIVE MINIMUM TAX RULES, OR UNDER THE LAWS OF ANY NON-U.S., STATE, OR LOCAL TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our common stock and you are neither a “U.S. person” (as defined below) nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (as defined in Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made an election under applicable Treasury regulations to be treated as a “United States person” for U.S. federal income tax purposes.

Distributions on our Common Stock

If we make distributions on our common stock, other than certain pro rata distributions of common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent distributions exceed both our current and our accumulated earnings and profits, they first will constitute a return of capital and will reduce your adjusted tax basis in our common stock, but not below zero, and then any excess will be treated as capital gain from the sale of our common stock, subject to the tax treatment described below in “—Gain on Sale or Other Taxable Disposition of Common Stock.”

Any dividend paid to you generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, or such lower rate as may be specified by an applicable income tax treaty, except to the extent that the dividends are “effectively connected” dividends, as described below. In order to claim treaty benefits to which you are entitled, you must provide us with a properly completed IRS Form

W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, certifying under penalty of perjury your qualification for the reduced treaty rate. If you do not timely furnish the required documentation, but are otherwise eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, who then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

We, or an applicable withholding agent, may withhold up to 30% of the gross amount of the entire distribution even if greater than the amount constituting a dividend, as described above, to the extent provided for in the Treasury regulations. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then a refund of any such excess amounts may be obtained if a claim for refund is timely filed with the IRS.

Dividends received by you that are effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty requires, attributable to a permanent establishment or fixed base maintained by you in the United States) are exempt from the U.S. federal withholding tax described above. In order to claim this exemption, you must provide us with an IRS Form W-8ECI (or appropriate successor form) properly certifying that the dividends are effectively connected with your conduct of a trade or business within the United States. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are generally taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, you may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on your effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items.

Gain on Sale or Other Taxable Disposition of Common Stock

Subject to the discussions below regarding FATCA and backup withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty requires, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”), at any time during the shorter of the five-year period ending on the date of the sale or other taxable disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you generally will be subject to U.S. federal income tax on the gain derived from the sale or other taxable disposition (net of certain deductions or credits) under regular graduated U.S. federal income tax rates generally applicable to U.S. persons, and corporate non-U.S. holders described in the first bullet above also may be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you are a non-U.S. holder described in the second bullet above, you will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other taxable disposition, which may be offset by U.S. source capital losses for that taxable year (even though you are not considered a resident of the United States), provided that you have timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet above, in general, we would be a USRPHC if the fair market value of our “U.S. real property interests” comprised at least 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held in our trade or business. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded on an established securities market” (within the meaning of applicable Treasury regulations), and such non-U.S. holder owned, actually or constructively, five percent or less of our common stock at any time during the applicable period described above. If a non-U.S. holder holds or held (at any time during the relevant period) more than 5% of our common stock and if we were a USRPHC at any time during the relevant period, such non-U.S. holder generally will be subject to U.S. federal income tax on the net gain derived from a taxable disposition at the income tax rates generally applicable to a U.S. person.

You should consult your tax advisor regarding any potential applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Under certain circumstances, Treasury regulations require backup withholding of U.S. federal income tax, currently at a rate of 24% on reportable payments. Payments of dividends on our common stock will not be subject to backup withholding, provided you either certify your non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI (or appropriate successor form), as applicable, or otherwise establish an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to you, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or you otherwise establish an exemption. Proceeds of a disposition of our common stock paid outside the United States and conducted through a non-U.S.-related office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to tax authorities in your country of residence, establishment, or organization.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules maybe allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends and gross proceeds from the sale or other disposition of certain securities producing such U.S.-source dividends made to “foreign financial institutions” and “certain non-financial foreign entities” (each as defined in the Code) unless (i) the foreign financial institution agrees to collect and disclose to the IRS information regarding its direct and indirect U.S. account holders, (ii) the non-financial foreign entity certifies certain information regarding its direct and indirect U.S. owners or (iii) the foreign financial institutions or non-financial foreign entity otherwise qualifies for an exemption from these rules. Proposed Treasury regulations have been issued that would eliminate withholding on payments of gross proceeds (but not on payments of dividends). Pursuant to the preamble to those proposed Treasury regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or the proposed regulations are withdrawn. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. THIS DISCUSSION IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE TAX LAWS.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as joint book running managers of the offering and as representatives of the underwriters. We intend to enter into an underwriting agreement with the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
BofA Securities, Inc.
Wells Fargo Securities, LLC
BTIG, LLC
Comerica Securities, Inc.
Santander Investment Securities Inc.

Total	3,300,000

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $                per share. After the offering of the shares to the public, if all of the shares of common stock are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 495,000 additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $                per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares	With full option to purchase additional shares
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will

be approximately $                 . We will also agree to reimburse the underwriters for certain of their expenses, and the underwriters have agreed to reimburse us for certain expenses incurred by us in connection with the offering.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc. for a period of 60 days after the date of this prospectus supplement, other than the shares of our common stock to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and the description of which is incorporated by reference into this prospectus supplement; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and the description of which is incorporated by reference into this prospectus supplement, provided that any such executive officers and directors enter into a lock-up agreement with the underwriters; or (iii) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and the description of which is incorporated by reference into this prospectus supplement or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

Our directors and executive officers have entered into lock up agreements with the representatives prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 60 days after the date of this prospectus supplement (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members or stockholders of the lock-up party; (vii) by operation of law, (viii) to us from an employee upon death, disability or termination of employment of such employee, (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in in this prospectus supplement, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period.

J.P. Morgan Securities LLC and BofA Securities, Inc., in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

Record holders of our securities are typically the parties to the lock-up agreements with the underwriters and the market standoff agreements with us referred to above, while holders of beneficial interests in our shares who are not also record holders in respect of such shares are not typically subject to any such agreements or other similar restrictions. Accordingly, we believe that certain holders of beneficial interests who are not record holders and are not bound by market standoff or lock-up agreements could enter into transactions with respect to those beneficial interests that negatively impact our stock price. In addition, an shareholder who is neither subject to a market standoff agreement with us nor a lock-up agreement with the underwriters may be able to sell, short sell, transfer, hedge, pledge, lend or otherwise dispose of or attempt to sell short sell, transfer, hedge, pledge, lend or otherwise dispose of, their equity interests at any time after the closing of this offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the New York Stock Exchange under the symbol “ABG.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over the counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

An affiliate of BofA Securities, Inc. is the administrative agent and lender under our 2021 BofA Real Estate Credit Agreement, the administrative agent, lender, revolving swing line lender, new vehicle floor plan swing line lender, used vehicle floorplan swingline lender and an L/C issuer under our 2019 Senior Credit Facility, an administrative agent and lender under our New Real Estate Facility and a lender under our 2013

BofA Real Estate Facility and 2018 BofA Real Estate Facility and receives customary fees and payment of interest in connection therewith. Additionally, certain other of the underwriters and/or their affiliates may be lenders under the New Real Estate Facility. In addition, an affiliate of Wells Fargo Securities, LLC is a lender under our 2015 Wells Fargo Master Loan Facility and our 2018 Wells Fargo Master Loan Facility. In addition, affiliates of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are lenders and co-syndication agents under our 2019 Senior Credit Facility. Additionally, the underwriters or their affiliates have agreed to provide bridge debt financing for the LHM Acquisition, consisting of the HY Bridge Facility and the 364-Bridge Facility, to the Company or their affiliates under certain circumstances in the event the offering is not consummated, for which they will be paid customary fees. See “Description of Other Indebtedness—Bridge Commitment Letter.” In addition, J.P. Morgan Securities LLC acted as a financial advisor to the LHM Business in connection with the LHM Acquisition.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the EU Prospectus Regulation, except that it may make an offer to the public in that Member State of any shares at any time under the following exemptions under the EU Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the EU Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the EU Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation,

provided that no such offer of the shares shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that it may make an offer to the public in the United Kingdom of any shares at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”).

provided that no such offer of the shares shall require the company or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

In the United Kingdom, the offering is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); (ii) high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “Relevant Persons”). This document must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offering and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means the Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Australia

Neither this prospectus supplement nor any disclosure document (as defined in the Corporations Act 2001 of the Commonwealth of Australia (the “Australian Corporations Act”)) in relation to the shares has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or ASX Limited (ABN 98 008 624 691) (the “ASX”) and the shares may not be offered for sale, nor may applications for the issue, sale, purchase or subscription of any shares be invited, in, to or from Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any advertisement or other offering material relating to the shares may be distributed or published in Australia unless:

i. (A) the aggregate consideration payable by each offeree or invitee for the shares is at least AU$500,000 (or its equivalent in other currencies) (disregarding moneys lent by the offeror or its associates); or (B) the offer otherwise does not require disclosure to investors in accordance with Parts 6D.2 or 7.9 of the Australian Corporations Act;

ii. the offer or invitation is not made to a person who is a “retail client” within the meaning of section 761G of the Australian Corporations Act;

iii. such action complies with all applicable laws, regulations or directives in Australia; and

iv. such action does not require any document to be lodged with ASIC or any other regulatory authority in Australia.

This prospectus supplement was prepared for “wholesale clients” only within the meaning of section 761G of the Australian Corporations Act. This prospectus supplement is not directed at persons who are “retail clients” as defined in the Australian Corporations Act.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the United Arab Emirates

This prospectus supplement and the accompanying prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.

This prospectus supplement and the accompanying prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each Underwriter has represented and agreed that the shares have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange. The issue and/or sale of the shares has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise) and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or the Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus”

as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets),(3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), the Company has determined, and hereby notifies all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Jones Day, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham  & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Asbury Automotive Group, Inc. incorporated by reference in this prospectus supplement, and the effectiveness of Asbury Automotive Group, Inc.’s internal control over financial reporting as of December 31, 2020 (excluding the internal control over financial reporting of entities that were acquired during fiscal 2020) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, which as to the report on the effectiveness of Asbury Automotive Group, Inc’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of entities that were acquired during fiscal 2020 from the scope of such firm’s audit of internal control over financial reporting, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of the Larry H. Miller Dealerships and the Larry H. Miller Automotive Real Estate Properties, respectively, as of December 31, 2020 and December 31, 2019, and for the years ended December 31, 2020, and December 31, 2019 incorporated by reference into this prospectus supplement have been audited by KPMG LLP, independent certified public accountants of Larry H. Miller Dealerships and the Larry H. Miller Automotive Real Estate Properties, respectively, as stated in their reports incorporated by reference.

The audited financial statements of the TCA Entities and their subsidiaries as of December 31, 2020 and December 31, 2019, and for the years ended December 31, 2020 and December 31, 2019 incorporated by reference into this prospectus supplement have been audited by Larson & Company PC, independent certified public accountants of the TCA Entities and their subsidiaries, as stated in their report incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Asbury.

INCORPORATION BY REFERENCE

This prospectus supplement incorporates by reference certain information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a previously filed document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus supplement incorporates by reference certain information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a previously filed document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

We incorporate by reference the documents listed below that we have previously filed with the SEC, and all filings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequently filed with the SEC prior to the termination of the offering under this prospectus supplement (excluding, in each case, any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•

our Annual Report on Form 10-K (including the portions of our Definitive Proxy Statement for our 2020 Annual Meeting of Stockholders filed with the SEC on March 12, 2021 and incorporated by reference therein) for the fiscal year ended December 30, 2020 filed with the SEC on March 1, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed on April 27, 2021, July 28, 2021 and October 26, 2021, respectively;

•

the description of our common stock contained in Exhibit 4.9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021, including any amendments and reports filed for the purpose of updating such description; and

•

our Current Reports on Form 8-K filed with the SEC on January 28, 2021, February  1, 2021, April  23, 2021, May  20, 2021, June  28, 2021, July  6, 2021, September 29, 2021 (Item 1.01 only), and November 1, 2021 (including items furnished under Item 7.01).

Upon request, we will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered a copy of the documents incorporated by reference in this prospectus supplement. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in the accompanying prospectus, by writing or telephoning us at the following:

Asbury Automotive Group, Inc.

2905 Premiere Parkway NW

Suite 300

Duluth, Georgia 30097

Attention: Investor Relations

(770) 418-8200

PROSPECTUS

ASBURY AUTOMOTIVE GROUP, INC.

Common Stock

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) under a “shelf” registration process. Under this process, we may sell, at any time and from time to time, in one or more offerings, our common stock, par value $0.01 per share, as described in this prospectus. This prospectus provides you with a general description of our common stock that we may offer. Each time we offer or sell our common stock registered under this process, we will file with the SEC a prospectus supplement that will contain specific information about the terms of the offering of such common stock. The prospectus supplement may also add to or update or change the information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference,” carefully before deciding whether to invest in our common stock. This prospectus may not be used to make offers or sales of our common stock unless accompanied by a prospectus supplement.

We may offer our common stock directly to investors, through agents, underwriters or dealers, or through a combination of these methods, on a continued or delayed basis. Each applicable prospectus supplement will provide the terms of the plan of distribution relating to the offering. If any agents, dealers or underwriters are involved in the sale of any of the common stock, the applicable prospectus supplement will set forth their names and any applicable commission discounts. Our proceeds from the sale of the common stock all will be set forth in the applicable prospectus supplement.

Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “ABG.” On October 29, 2021, the closing price of our common stock on the NYSE was $195.71 per share. You are urged to obtain current market quotations for our common stock.

We have not authorized anyone to provide you with information that is different from, or additional to, the information provided in this prospectus or any later prospectus supplement. We are not making an offer to sell securities in any state or country where the offer is not permitted.

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2021.

-i-

ASBURY AUTOMOTIVE GROUP, INC.

We are one of the largest U.S.-based franchised automotive retailer, operating 112 new vehicle franchises (91 dealership locations) representing 31 brands of automobiles and 25 collision repair centers, and one auto auction in 15 metropolitan markets within nine states. Our stores offer an extensive range of automotive products and services, including new and used vehicles; parts and service, which includes repair and maintenance services, replacement parts and collision repair services; and finance and insurance products.

On September 28, 2021, we entered into the following agreements (the “Pending Acquisition”): (i) a Purchase Agreement (the “Equity Purchase Agreement”) by and among us and certain members of the Larry H. Miller Dealership family of entities (the “Dealership Entities”); (ii) the Real Estate Purchase and Sale Agreement (the “Real Estate Purchase Agreement”) between us and the Miller Family Real Estate, L.L.C. (together with its subsidiaries as set forth in the Real Estate Purchase Agreement, the “Real Estate Entities”); (iii) the Purchase Agreement (the “Insurance Purchase Agreement”) among us and certain equity owners (the “TCA Entities”) of the Total Care Auto Powered by Landcar (“TCA”) insurance business affiliated with the Dealership Entities; and (iv) the related agreements and transactions (collectively, the “LHM Acquisition”). The Pending Acquisition is expected to be completed in the fourth quarter of 2021, subject to certain customary closing conditions as set forth in the Equity Purchase Agreement, the Real Estate Purchase Agreement, and the Insurance Purchase Agreement. In light of the significance of the Pending Acquisition, this prospectus incorporates by reference our Current Report on Form 8-K filed with the SEC on November 1, 2021, which contains (a) in Exhibit 99.2 thereto, the audited combined financial statements of the Dealership Entities as of and for the years ended December 31, 2020 and 2019; (b) in Exhibit 99.3 thereto, the audited combined carveout financial statements of the Real Estate Entities as of and for the years ended December 31, 2020 and 2019; (c) in Exhibit 99.4 thereto, the audited combined and consolidated financial statements of the TCA Entities as of and for the years ended December 31, 2020 and 2019; (d) in Exhibit 99.5 thereto, the unaudited combined financial statements of the Dealership Entities as of and for the nine months ended September 30, 2021 and 2020; (e) in Exhibit 99.6 thereto, the unaudited combined financial statements of the Real Estate entities as of and for the nine months ended September 30, 2021 and 2020; (f) in Exhibit 99.7 thereto, the unaudited combined financial statements of the Insurance Business as of and for the nine months ended September 30, 2021 and 2020; and (g) in Exhibit 99.8 thereto, the unaudited pro forma condensed combined balance sheet of the Company as of September 30, 2021 and unaudited pro forma condensed combined statements of income of the Company for the nine months ended September 30, 2021 and the year ended December 31, 2020.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Asbury,” “we,” “us” and “our” are to Asbury Automotive Group, Inc. and its subsidiaries.

We are a Delaware corporation. Our principal executive offices are located at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097 and our telephone number is (770) 418-8200.

RISK FACTORS

Before deciding whether to invest in any of our common stock, in addition to the other information included or incorporated by reference in this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the heading “Part I—Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by:

•	risk factors contained in periodic reports or other information that we file with the SEC, which will be subsequently incorporated herein by reference;

•	any prospectus supplement accompanying this prospectus; and

•	a post-effective amendment to the registration statement of which this prospectus forms a part.

In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. See “Cautionary Note Regarding Forward-Looking Statements” and “Where You Can Find More Information and Incorporation by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the discussions and information included in this prospectus supplement may constitute “forward-looking statements” within the meaning of the United States federal securities laws. Forward-looking statements are statements that are not historical in nature and may include statements relating to our goals, plans and projections regarding industry and general economic trends, our expected financial position, the expected terms or timeline of the currently contemplated LHM Acquisition (as defined below), the anticipated cost savings, run-rate synergies, revenue enhancement strategies, operational improvements and other benefits from the LHM Acquisition, results of operations or market position and our business strategy. Such statements can generally be identified by words such as “may,” “target,” “could,” “would,” “will,” “should,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee” and other similar words or phrases. Forward-looking statements may also relate to our expectations and assumptions with respect to, among other things:

•	the expected financial and operational performance of the LHM Business (as defined below) (as well as any other recent, pending or future acquisitions, including those described herein);

•

our estimated future capital expenditures, including with respect to the operations of the LHM Business following the consummation of the LHM Acquisition (as well as any other recent, pending or future acquisitions, including those described herein);

•

sales fluctuations to and changes in our relationships with key customers, including the customers of the LHM Business following the consummation of the LHM Acquisition (as well as any other recent, pending or future acquisitions, including those described herein);

•	the seasonally adjusted annual rate of new vehicle sales in the United States;

•	general economic conditions and its expected impact on our revenue and expenses;

•	our expected parts and service revenue due to, among other things, improvements in vehicle technology;

•	our ability to limit our exposure to regional economic downturns due to our geographic diversity and brand mix;

•	manufacturers’ continued use of incentive programs to drive demand for their product offerings;

•	our capital allocation strategy, including as it relates to acquisitions and divestitures, stock repurchases, dividends and capital expenditures;

•	our revenue growth strategy;

•	the growth of the brands that comprise our portfolio over the long-term;

•

disruptions in the production and supply of vehicles and parts from our vehicle and parts manufacturers and other suppliers due to any ongoing impact of the global semiconductor shortage, which can disrupt our operations;

•

disruptions in our operations, the operations of our vehicle and parts manufacturers and other suppliers, vendors and business partners, and the global economy in general due to the global novel coronavirus (“COVID-19”) pandemic, including due to any new strains of the virus and the efficacy and rate of vaccinations; and

•	our estimated future capital expenditures, which can be impacted by increasing prices and labor shortages.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to:

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the LHM Acquisition (as well as any other pending or future acquisitions, including those described herein), including the risk that the necessary manufacturer and regulatory approvals, respectively, may not be obtained;

•

the ability to consummate the LHM Acquisition, in whole or in part, on the terms or timeline currently contemplated or at all, successfully integrate the operations of the LHM Business into our existing operations and the diversion of management’s attention from ongoing business and regular business responsibilities to effect such integration;

•

the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, the LHM Acquisition (as well as any other recent, pending or future acquisitions, including those described herein);

•

disruption from the LHM Acquisition (as well as any other recent, pending or future acquisitions, including those described herein), making it more difficult to maintain relationships with applicable customers or suppliers, including those of the LHM Business;

•

the degree to which disruptions in our operations, the operations of our vehicle and parts manufacturers and other suppliers, vendors and business partners, and the global economy in general due to any ongoing effects of the COVID-19 pandemic may adversely impact our business, results of operations, financial condition and cash flows;

•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to our acquisitions or divestitures;

•

changes in general economic and business conditions, including changes in employment levels, consumer confidence levels, consumer demand and preferences, the availability and cost of credit, fuel prices, levels of discretionary personal income and interest rates;

•

our ability to generate sufficient cash flows, maintain our liquidity and obtain any necessary additional funds for working capital, capital expenditures, acquisitions, stock repurchases, debt maturity payments and other corporate purposes, if necessary or desirable;

•

significant disruptions in the production and delivery of vehicles and parts for any reason, including the COVID-19 pandemic, supply shortages (including semiconductor chips), natural disasters, severe weather, civil unrest, product recalls, work stoppages or other occurrences that are outside of our control;

•

our ability to execute our automotive retailing and service business strategy while operating under restrictions and best practices imposed or encouraged by governmental and other regulatory authorities;

•	our ability to successfully attract and retain skilled employees;

•	our ability to successfully operate the TCA Insurance Business (as defined below), including our ability to obtain and maintain all necessary regulatory approvals;

•	adverse conditions affecting the vehicle manufacturers whose brands we sell, and their ability to design, manufacture, deliver and market their vehicles successfully;

•	changes in the mix, and total number, of vehicles we are able to sell;

•	our outstanding indebtedness and our continued ability to comply with applicable covenants in our various financing and lease agreements, or to obtain waivers of these covenants as necessary;

•	high levels of competition in our industry, which may create pricing and margin pressures on our products and services;

•

our relationships with manufacturers of the vehicles we sell and our ability to renew, and enter into new framework and dealer agreements with vehicle manufacturers whose brands we sell, on terms acceptable to us;

•	the availability of manufacturer incentive programs and our ability to earn these incentives;

•	failure of our, or those of our third-party service providers, management information systems;

•	any data security breaches occurring, including with regard to personally identifiable information (“PII”);

•

changes in laws and regulations governing the operation of automobile franchises, including trade restrictions, consumer protections, accounting standards, taxation requirements and environmental laws;

•	changes in, or the imposition of, new tariffs or trade restrictions on imported vehicles or parts;

•	adverse results from litigation or other similar proceedings involving us;

•	our ability to consummate planned mergers, acquisitions and dispositions;

•	any disruptions in the financial markets, which may impact our ability to access capital;

•	our relationships with, and the financial stability of, our lenders and lessors;

•	our ability to execute our initiatives and other strategies;

•	our ability to leverage gains from our dealership portfolio; and

•

in addition to the LHM Acquisition and other recent and pending acquisitions described herein, our ability to successfully integrate businesses we may acquire or that any business we acquire may not perform as we expected at the time we acquired it.

Many of these factors are beyond our ability to control or predict, and their ultimate impact could be material. Forward-looking statements also include, but are not limited to, those set forth in “Risk Factors” in this prospectus. Forward-looking statements contained herein are made only as of the date they are made, and we assume no obligation to update any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portions of such filings that are furnished rather than filed under applicable SEC rules unless, and except to the extent, specified herein or in such filings), until our offering is completed:

•

our Annual Report on Form 10-K (including the portions of our Definitive Proxy Statement for our 2021 Annual Meeting of Stockholders filed with the SEC on March 12, 2021 and incorporated by reference therein) for the fiscal year ended December 31, 2020 filed with the SEC on March 1, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 filed with the SEC on April 27, 2021, July 28, 2021 and October 26, 2021, respectively;

•

the description of our common stock contained in Exhibit 4.9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2020, including any amendments and reports filed for the purpose of updating such description; and

•

our Current Reports on Form 8-K filed with the SEC on January  28, 2021, February  1, 2021, April  23, 2021, May  20, 2021, June  28, 2021, July  6, 2021, September 29, 2021 (Item 1.01 only) and November 1, 2021 (including items furnished in Item 7.01).

You may request a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus at no cost by writing to or telephoning us at the following address:

Asbury Automotive Group, Inc.

2905 Premiere Parkway NW

Suite 300

Duluth, Georgia 30097

Telephone: (770) 418-8200

Attention: Secretary

We maintain a website at https://www.asburyauto.com/ which contains information concerning Asbury and its subsidiaries. The information contained at our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of our common stock offered under this prospectus for general corporate purposes, which may include additions to working capital, refinancing or repaying existing indebtedness, capital expenditures and possible acquisitions. We have not allocated a specific portion of the net proceeds for any particular use at this time. Specific information concerning the use of proceeds from the sale of our common stock offered under this prospectus will be described in the prospectus supplement for the offering of any such common stock.

DESCRIPTION OF CAPITAL STOCK

General

The following is a description of our capital stock and material provisions of our certificate of incorporation, as amended (the “Certificate of Incorporation”), our bylaws, as amended (the “Bylaws”) and applicable provisions of the Delaware General Corporation Law, as amended (“DGCL”). The following is only a summary and is qualified by the provisions of our certificate of incorporation, bylaws and the amended and restated security holders’ agreement, copies of which are included as exhibits to the registration statement of which this prospectus forms a part. All material provisions of such documents are described below. References in this section to “the Company,” “we,” “us” and “our” refer to Asbury Automotive Group, Inc.

Our authorized capital stock consists of 90,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of October 29, 2021, a total of 19,340,704 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting rights. Each holder of common stock is entitled to one vote per share of record on all matters to be voted on by the stockholders. Except as otherwise provided by law or by the resolution or resolutions adopted by the board of directors designating the rights, powers and preferences of any series of preferred stock, the common stock shall have the exclusive right to vote for the election of Directors and for all other purposes, and holders of preferred stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to any issuance of shares of preferred stock in series and if filing a certificate pursuant to the DGCL.

Dividends. Subject to the rights of any then outstanding shares of preferred stock, the holders of the common stock are entitled to such dividends as may be declared in the discretion of our board of directors out of funds legally available therefor.

Liquidation. Holders of common stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Rights and preferences. The holders of common stock have no preemptive rights to purchase shares of our stock.

Redemption provisions. Shares of our common stock are not subject to any redemption provisions and are not convertible into any other of our common stock.

Listing

Our common stock is listed on the NYSE under the trading symbol “ABG.”

Preferred Stock

Our Certificate of Incorporation provides that the board of directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the designation, powers, rights, privileges, preferences and rights of each class or series of preferred stock and the qualifications, limitations and restrictions thereof. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the designation of the series, the number of shares of the series, dividend rates and rights, terms of redemption, conversion rights and voting rights. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring, or preventing a change in control.

Provisions of Our Amended and Restated Certificate of Incorporation and Delaware Law That May Have an Anti-Takeover Effect.

Certain provisions of our Certificate of Incorporation and Bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of Asbury unless the takeover or change in control is approved by our board of directors. These provisions include the following:

Our Stockholders May Not Act by Written Consent. Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be taken at a duly called annual or special stockholders’ meeting. Special meetings of the stockholders may be called only by a majority of the board of directors or by the chairman of our board of directors, either on his or her own initiative or at the written request of stockholders collectively holding at least 50% of the voting stock.

Advance notice procedures for stockholder proposals. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. As described more fully in the Bylaws, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given to the Secretary of the Corporation timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The presiding officer at a stockholders meeting has the authority to make these determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary of the Corporation prior to a meeting at which directors are to be elected will be eligible for election as our directors.

To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth calendar day nor earlier than the close of business on the one hundred twentieth calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty calendar days before or more than sixty calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth calendar day prior to such annual meeting and not later than the close of business on the later of the ninetieth calendar day prior to such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation.

Amendment. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the voting power, voting together as a single class, is required to alter, amend, adopt any provision inconsistent with or repeal sections involving the Bylaws, the number, election and term of our directors, the nomination of director candidates and the proposal of business by stockholders, filling vacancies, and the removal of directors.

Anti-Takeover Effects of Delaware Law. We are a Delaware corporation and are subject to Section 203 of the DGCL. In general, Section 203 prevents an “interested stockholder” (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a merger, acquisition or other “business combination” (as defined below) with us for three years following the time that person becomes an interested stockholder unless:

•

before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by our directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

following the transaction in which that person became an interested stockholder, the business combination was approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under the DGCL, a “business combination” is defined to include:

•	any merger or consolidation involving the corporation and the interested shareholder;

•	any sale, transfer, pledge or other disposition involving the interested shareholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., PO BOX 505000 Louisville, KY 40233-5000.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

A summary of any material U.S. federal income tax consequences to persons investing in our common stock offered by this prospectus may be set forth in an applicable prospectus supplement. The summary will be prepared for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of our securities are urged to consult their own tax advisors prior to any acquisition of such securities.

PLAN OF DISTRIBUTION

We may sell our common stock:

•	through underwriters;

•	through agents;

•	directly to one or more purchasers;

•	any combination of these; or

•	through any other method described in the applicable prospectus supplement.

The distribution of our common stock may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on any organized market where our common stock may be traded;

•	purchases by a dealer as principal and resale by the dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers; and

•	in any other manner described in the applicable prospectus supplement.

We may distribute our common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices;

•	negotiated prices; or

•	prices determined according to the process described in the applicable prospectus supplement.

The prospectus supplement will describe the terms of the offering of our common stock, including the following:

•	the public offering price of common stock

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, our common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our common stock may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase common stock will be subject to conditions precedent and the underwriters will be obligated to purchase all our common stock if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If dealers are used in the sale, we will sell our common stock to the dealers as principals. The dealers may resell our common stock to the public at prices determined by the dealers at the time of the resale.

We may sell our common stock directly or through agents we designate from time to time. Any agent involved in the offer or sale of our common stock in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent, will be described in the applicable prospectus supplement.

Agents, dealers and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933 (the “Securities Act”), or to contribution with respect to payments which the agents, dealers or underwriters may be required to make relating to those liabilities. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

The shares of our common stock will be offered pursuant to this Prospectus (or any prospectus supplement) and approved for listing upon notice of issuance on the NYSE.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered common stock. If any such activities will occur, they will be described in the applicable prospectus supplement.

LEGAL MATTERS

Legal matters in connection with our common stock will be passed upon for Asbury by Jones Day and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Asbury Automotive Group, Inc., incorporated by reference in this prospectus, and the effectiveness of Asbury Automotive Group, Inc.’s internal control over financial reporting as of December 31, 2020 (excluding the internal control over financial reporting of entities that were acquired during fiscal 2020) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, which as to the report on the effectiveness of Asbury Automotive Group, Inc.’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of entities that were acquired during fiscal 2020 from the scope of such firm’s audit of internal control over financial reporting, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of the Larry H. Miller Dealerships and the Larry H. Miller Automotive Real Estate Properties, respectively, as of December 31, 2020 and December 31, 2019, and for the years ended December 31, 2020, and December 31, 2019 incorporated by reference into this prospectus have been audited by KPMG LLP, independent certified public accountants of Larry H. Miller Dealerships and the Larry H. Miller Automotive Real Estate Properties, respectively, as stated in their reports incorporated by reference.

The audited financial statements of the TCA Entities and their subsidiaries as of December 31, 2020 and December 31, 2019, and for the years ended December 31, 2020 and December 31, 2019 incorporated by reference into this prospectus have been audited by Larson & Company PC, independent certified public accountants of the TCA Entities and their subsidiaries, as stated in their report incorporated by reference herein.

3,300,000 Shares

Asbury Automotive Group, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Bookrunning Managers

J.P. Morgan	BofA Securities	Wells Fargo Securities

Co-Managers

BTIG	Comerica Securities	Santander

                , 2021